     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998
                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                      ELECTRONIC TRANSMISSION CORPORATION
                 (Name of Small Business Issuer in its Charter)

                           --------------------------

              DELAWARE                           8099                          75-2578619
                                          (Primary Standard
                                              Industrial
  (State or Other Jurisdiction of        Classification Code                (I.R.S. Employer
   Incorporation or Organization)              Number)                   Identification Number)

                                      --------------------------

                                                                            W. MACK GOFORTH
    5025 ARAPAHO ROAD, SUITE 501                                      5025 ARAPAHO ROAD, SUITE 501
        DALLAS, TEXAS 75248                                               DALLAS, TEXAS 75248
           (972) 989-0900                                                    (972) 980-0900
  (Address and Telephone Number of                                    (Name, Address and Telephone
  Principal Executive Offices and                                     Number of Agent for Service)
    Principal Place of Business)

                            ------------------------

                                    COPY TO:

                            RICHARD B. GOODNER, ESQ.
                             JACKSON WALKER L.L.P.
                          901 MAIN STREET, SUITE 6000
                              DALLAS, TEXAS 75202
                            PHONE NO. (214) 953-6167
                             FAX NO. (214) 953-5822
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act, check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.001 par value.......      2,571,872            $0.53125           $1,366,307           $471.10
Total................................                                                                   $471.10

(1) Represents the average of the bid and ask prices of the Common Stock on March 9, 1998 as reported on The OTC Bulletin Board in accordance with Rule 457(c) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 16, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                      ELECTRONIC TRANSMISSION CORPORATION

                        2,571,872 SHARES OF COMMON STOCK

    The 2,571,872 shares (the "Shares") of common stock, $0.001 par value (the "Common Stock"), of Electronic Transmission Corporation (the "Company"), offered hereby, are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders," "Plan of Distribution" and "Agreements with Selling Stockholders."

    The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise through The OTC Bulletin Board of the Nasdaq Stock Market, Inc. ("The OTC Bulletin Board"), or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares, as the case may be, for whom such broker-dealers may act as agent or to whom they sell as principal or both. The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

    The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be approximately $50,000 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company.

    The Company's Common Stock is traded on The OTC Bulletin Board under the symbol "ETSM". On March 9, 1998, the average of the closing bid and ask prices of the Common Stock was $0.53125 per share.

                            ------------------------

  THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
    RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A
     DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
              WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is           , 1998

                             ADDITIONAL INFORMATION

    The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a Registration Statement on Form SB-2 (together with all exhibits thereto, the "Registration Statement") under the Securities Act with respect to shares of the Common Stock of the Company which may be sold by certain stockholders of the Company. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. Copies of the Registration Statement and exhibits thereto are available from the SEC upon payment of certain fees prescribed by the SEC. Copies of the Registration Statement and exhibits thereto may be inspected at the SEC's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the SEC maintained at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such reports may also be inspected, without charge, at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of such reports may be obtained by mail, at prescribed rates, from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers of securities which file electronically with the SEC.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus, including but not limited to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. In particular, any statement, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") are disclosed in this Prospectus, including, but not limited to, the information disclosed under "Risk Factors." All forward-looking statements are expressly qualified by such cautionary statements.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY AND TO PARTICULARLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING IN THIS PROSPECTUS ASSUME NO EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE AN AGGREGATE OF 1,476,942 SHARES AT PRICES RANGING FROM $.001 TO $1.50 PER SHARE AND NO CONVERSION OF THE COMPANY'S OUTSTANDING CONVERTIBLE DEBENTURES INTO APPROXIMATELY 83,707 SHARES OF COMMON STOCK.

                                  THE COMPANY

GENERAL

    Electronic Transmission Corporation, a Delaware corporation (the "Company"), is the survivor of a merger (the "Merger") of Electronic Transmission Corporation, a Texas corporation ("ETC-Texas"), into ETC Transaction Corporation, a Delaware corporation (originally incorporated in the Province of Alberta, Canada) ("ETC-Canada"), in the first quarter of 1997. Unless otherwise indicated herein, all references to the Company include its predecessors's, ETC-Canada and ETC-Texas. See "Business--Organization."

    The Company's core competencies, which are embodied in each of its service areas, include:

    - claims automation services

    - medical provider network services

    - third party administration

    Given the above competencies, the Company is able to provide process and systems solutions to the non-provider sector of the health care industry. Process solutions are automated through a broad range of application and data base information systems. Information systems include software solutions developed by the Company and are proprietary in nature. In order to provide the process solutions, the Company contracts with health care payors, self-insured companies and other payors, such as third party administrators ("TPAs"), for automation and electronic data interchange (EDI) services. The Company also contracts with various health care provider networks, through its Electra-Net division, to provide cost containment services to its customers. In January 1998, the Company, through ETC Administrative Services, Inc., a wholly-owned subsidiary ("ETC Services"), initiated the Company's TPA component to service its existing clients. Through ETC Services, the Company can provide a continuum of services to a self-insured corporate customer beginning with the scanning of the health care provider's claim and concluding with the payment to the health care provider. See "Business."

RECENT FINANCINGS

    On December 17, 1997, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P. (collectively, the "Investors") obtained the right to purchase up to an aggregate of 3,000,000 shares of Common Stock for total consideration of $1,500,000 or $0.50 per share. The Purchase Agreement calls for the sale and purchase of the available shares to occur in two tranches. On December 17, 1997, the Investors purchased an aggregate of 2,447,719 shares of Common Stock, which represent certain of the Shares being registered in this Prospectus, for total cash consideration of $1,223,859.50 (the "First Closing"). The Investors may purchase the remaining 552,281 shares of Common Stock (the "Second Closing") upon the satisfaction by the Company of the conditions identified below as well as certain other conditions which may be required by the Investors. See "Selling Stockholders."

    The Second Closing is contingent in part upon the Company's ability to effect amendments to its Certificate of Incorporation for the purpose of (i) increasing its authorized Common Stock from 15,000,000 to 20,000,000 shares and
(ii) undertaking a reverse stock split (the "Reverse Stock Split") whereby every four shares of outstanding Common Stock will be exchanged for one share of Common Stock (the foregoing amendments to the Certificate of Incorporation being collectively referred to herein as the "Amendments"). The Company must effect the Reverse Stock Split by August 15, 1998 unless the last reported bid price on The OTC Bulletin Board of a share of Common Stock has exceeded $5.00 on each of the 10 trading days immediately preceding August 1, 1998. A special meeting of stockholders was held on February 25, 1998 at which time the Amendments were approved by the requisite vote of the Company's stockholders. The Certificate of Amendment increasing the authorized Common Stock to 20,000,000 shares was filed with the State of Delaware on February 27, 1998. See "Description of Securities" and "Agreements with Selling Stockholders."

CURRENT OPERATIONS AND RELATED MATTERS

    For the fiscal year ended December 31, 1997, the Company recorded revenues of $3,249,492 and had a net loss of $1,999,404. As of December 31, 1997, the Company had an accumulated deficit of $6,976,881 and a working capital deficit of $562,394. The Company does not have a bank line of credit. The Company has funded its operating losses and expansion costs primarily through a combination of private offerings of debt and equity securities and the factoring of accounts receivable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    On February 16, 1998, the Board of Directors of the Company terminated the Amended and Restated Employment Agreement, dated December 17, 1997, of L. Cade Havard, the former Chairman of the Board, Chief Executive Officer and President of the Company. The decision to terminate the agreement was based in part upon the inability of the Board of Directors and Mr. Havard to resolve differences regarding the Company's ongoing management and operational philosophy. On February 16, 1998, Mr. Havard resigned from the Board of Directors. Also on February 16, 1998, the Board of Directors elected W. Mack Goforth, the Company's Chief Financial Officer, as a member of the Board of the Directors and to serve as Chairman thereof, as well as electing Mr. Goforth as Chief Executive Officer of the Company. See "Business" and "Management."

BUSINESS STRATEGY

    The Company's current business strategy is to (i) continue to increase cash flows by extensively marketing its services to the non-provider sector of the health care industry, (ii) enhance existing client relationships by offering a broader range of services, and (iii) concentrate research and development activities within a limited number of core areas. See "Business--Business Strategy."

    The following are key elements of the Company's strategy:

    - Continued use of two-tiered customer contracts.

    - Rapid installation and enhanced processing capability.

    - Enhanced marketing efforts.

    The success of the Company's business strategy is dependent upon (i) improving claims processing operations through cost reductions and increased market penetration; (ii) entering into long-term claims processing contracts with self-insured companies, TPAs and management services organizations; (iii) successful development and marketing of its claims repricing and successful expansion of its existing service components; and (iv) its ability to link the various medical claims processing activities of payees and payors. However, even if the Company achieves all or a portion of its business strategy, there can be no assurance that it will be able to generate sufficient revenues to achieve significant profitable operations or fund its expansion plans. See "Risk Factors--Working Capital Deficit; Lack of Liquidity and Capital Resources."

    The Company maintains its executive offices at 5025 Arapaho Road, Suite 501, Dallas, Texas 75248, telephone (972) 980-0900.

                                  THE OFFERING

SECURITIES OFFERED BY THE SELLING
  STOCKHOLDERS....................  2,571,872 shares of Common Stock. See "Description of
                                    Securities--Common Stock," "Selling Stockholders,"
                                    "Plan of Distribution" and "Agreements with Selling
                                    Stockholders."

OUTSTANDING SECURITIES                                                            SECURITIES
                                                                                  PRESENTLY
                                                                                  OUTSTANDING
                                                                                  ---------

                                    Common Stock(1).............................  14,109,358

RISK FACTORS......................  An investment in the Shares offered hereby involves a high degree of risk. See "Risk Factors."

TRADING SYMBOL....................  Common Stock--ETSM

------------------------

(1) Unless otherwise indicated herein, the information contained in this Prospectus regarding the Company's outstanding securities does not include 543,000 shares reserved for issuance upon exercise of outstanding warrants, 933,942 shares reserved for issuance upon exercise of outstanding options or approximately 83,707 shares reserved for issuance upon conversion of outstanding convertible debentures. See "Description of Securities" and "Shares Eligible for Future Sale."

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following summary historical financial information has been presented for the periods ended December 31, 1996 and December 31, 1997, respectively. This information has been derived from the audited financial statements of the Company. In the opinion of management, this financial information includes all material adjustments necessary to present historical results of the Company. This financial information does not purport to be indicative of the financial position or results of operations that may be obtained in the future. This financial information should be read in conjunction with the historical financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                YEAR ENDED         YEAR ENDED
                                                                             DECEMBER 31, 1996  DECEMBER 31, 1997
                                                                             -----------------  -----------------
STATEMENT OF OPERATIONS DATA:
Service revenues...........................................................    $     831,323      $   3,249,492
Costs of revenues..........................................................          568,474          1,682,083
Net income/(loss)..........................................................    $  (2,470,684)     $  (1,999,404)
Net income/(loss) per weighted-average share of common stock outstanding:
  Basic....................................................................    $       (0.36)     $       (0.23)
  Diluted..................................................................    $       (0.36)     $       (0.24)
Number of weighted-average shares of common stock outstanding:
  Basic....................................................................        6,906,593          8,960,723
  Diluted..................................................................        6,906,593          8,751,524


                                                                             DECEMBER 31, 1996  DECEMBER 31, 1997
                                                                             -----------------  -----------------

BALANCE SHEET DATA:
Cash.......................................................................    $      50,125      $     548,565
Working capital (deficit)..................................................         (307,329)          (562,394)
Total assets...............................................................          918,974          1,825,774
Total liabilities..........................................................        1,895,283          1,538,867
Stockholders' equity/(deficit).............................................         (976,309)           286,907

                                  RISK FACTORS

    BEFORE DECIDING WHETHER TO PURCHASE THE SHARES OFFERED HEREIN, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FACTORS DISCUSSED BELOW. INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "EXPECTS," "INTENDS," "SEEKS TO," "MAY," "WILL," "SHOULD," "ANTICIPATES" AND SIMILAR WORDS OR THE NEGATIVE THEREOF, OTHER VARIATIONS THEREON, COMPARABLE TERMINOLOGY OR BY DISCUSSIONS OF STRATEGY. THERE IS NO ASSURANCE THAT FUTURE RESULTS OR EVENTS WHICH ARE COVERED BY FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. THE FOLLOWING PARAGRAPHS OF THIS SECTION OF THE PROSPECTUS IDENTIFY FACTORS WITH RESPECT TO CERTAIN FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM FUTURE RESULTS TO WHICH SUCH FORWARD-LOOKING STATEMENTS REFER. OTHER FACTORS WHICH ARE NOT DISCUSSED IN THIS SECTION ALSO COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM FUTURE RESULTS REFERRED TO IN FORWARD-LOOKING STATEMENTS. AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

    ACCUMULATED DEFICIT AND INDEPENDENT ACCOUNTANTS' REPORT REFERRING TO GOING CONCERN UNCERTAINTIES. Since inception, the Company has incurred losses from operations, and as of December 31, 1997 the Company had an accumulated deficit of $6,976,881. This history of recurring losses indicates that the Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing or capital and ultimately to attain profitable operations. The Company's independent accountants, in their report regarding the Company's financial statements for the fiscal year ended December 31, 1997, stated that since the Company had a history of losses since inception and had a significant working capital deficit, doubt existed as to the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of the Financial Condition and Results of Operations."

    WORKING CAPITAL DEFICIT; LACK OF LIQUIDITY AND CAPITAL RESOURCES. As of December 31, 1997, the Company had total current assets of $950,886 and total current liabilities of $1,513,280 resulting in a working capital deficit of $562,394. The ability of the Company to sustain its working capital, and to obtain the necessary capital resources to fund future costs associated with its operations and expansion plans is dependent upon: (i) improving claims processing operations through cost reductions and increased market penetration;
(ii) entering into long-term claims processing contracts with self-insured companies, TPAs and management services organizations; (iii) successful development and marketing of its claims repricing and successful expansion of its existing service components; and (iv) its ability to link the various medical claims processing activities of payees and payors. Even if the Company achieves some success with its operational strategy, there can be no assurance that it will be able to generate sufficient revenues to sustain its working capital and have funds available for growth. To achieve all of its objectives, the Company may be required to raise additional working capital in the short term by issuing debt and/or equity securities. If the Company is unable to raise additional capital as needed, it could be forced to limit its expansion plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    POSSIBILITY OF CONTINUED LOSSES. The Company incurred losses of $2,470,684 for the fiscal year ended December 31, 1996 and $1,999,404 for the fiscal year ended December 31, 1997. In addition to the historical losses, the Company expects to have continued losses in the short term. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    DEPENDENCE ON QUALITY OF CLAIMS PROCESSING AND THIRD PARTY ADMINISTRATION SERVICES. Substantially all of the Company's revenues are currently derived from providing process and systems solutions to the non-provider sector of the health care industry. There can be no assurances that processing methodology will meet the demands of the marketplace in the future. The Company's future success and financial performance will depend in part upon its ability to provide an expanding product line that will meet the functionality required by its customers through the linkage of payees, health care cost containment companies and payors of medical claims. There can be no assurance that the Company will successfully implement electronic processing applications that will meet the requirements of health care providers and payors and thereby achieve market acceptance. The Company's future success and financial performance is also dependent upon its ability to develop its TPA business component. Despite significant capital expenditures by the Company, there can be no assurances given that the Company will be able to successfully penetrate the highly competitive TPA market. Failure to either meet the needs of health care providers and payors with regard to claims processing services or to successfully develop and market its TPA component will have a materially adverse effect upon the business operations of the Company. See "Business."

    DEPENDENCE ON MAJOR CLIENT; MATERIAL CONTRACTS. For the 12 months ended December 31, 1997, services provided to Wal-Mart Stores, Inc. ("Wal-Mart"), the Company's largest client, accounted for approximately 54% of revenues. For the identical period, network and repricing services provided to Champion International accounted for approximately 12% of its revenues. The loss of either client could have a materially adverse effect on the Company and its business. No other client accounted for as much as 10% of net revenue for the referenced period. See "Management's Discussion and Analysis of the Financial Condition and Results of Operations" and "Business."

    The Company is a party to a Processing Agreement (the "Processing Agreement") with Imaged Data, Inc. ("IDI") pursuant to which IDI provides electronic claims conversion functions for the Company. Under the terms of the Processing Agreement, IDI can only perform medical claim conversions for the Company or pay the Company 30% of gross revenues generated by IDI as a result of medical claims conversions done for the benefit of third parties. The Processing Agreement is subject to automatic one year renewals with the next renewal to occur in November 1998. Although the Company currently has a good relationship with IDI and the Company has no reason to believe otherwise, no assurances can be given that IDI will agree to an extension of the term of the Processing Agreement. The loss of IDI's conversion services could have a material adverse effect on the financial condition and results of operations of the Company. The Company is, however, aware of other providers of services similar to those performed by IDI, but no assurance can be given that such services could be contracted for on mutually acceptable terms.

    COMPETITION. The non-provider sector of the health care industry is intensely competitive and is characterized by companies that provide both electronic automation and paper processing solutions. There are participants in the industry that provide automation services, discount and repricing services and TPA services in the market currently served by the Company. The Company's competition in the market for electronic claims processing, discount and repricing services and adjudication and payment services is primarily concentrated in certain insurance companies, TPAs or management services organizations which have greater financial and technical resources and longer operating histories than the Company. The Company also believes that its processing methodology is easily duplicated. In addition, the Company may face substantial competition from new entrants into the electronic claims processing industry. The Company's ability to compete successfully with current and potential competitors will depend to a significant extent on its ability to continue developing processing methodologies which are superior to its competitors, to adapt to changes in the marketplace and produce sufficient profits to be able to finance its ongoing operations.

    CONSOLIDATION AND UNCERTAINTY IN THE HEALTH CARE INDUSTRY. Consolidation of the payor and provider segments of the health care industry could erode the Company's customer base and reduce the size of its target market. In addition, the resulting enterprises could have greater bargaining power, which could lead to price erosion of the Company's services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a materially adverse effect on the Company's business, financial condition and results of operations. The health care industry also is subject to change by political, economic and regulatory influences that may affect the procurement of contracts and the operation of health care industry participants. During the past several years, the United States health care industry has been subject to an increase in governmental regulation and reform proposals. These reforms may increase governmental involvement in health care, lower reimbursement rates, and otherwise change the operating environment for the Company's customers. The failure of the Company to retain adequate processing efficiency or price levels as a result of legislative or market driven reforms could have a materially adverse effect on the Company's business, financial conditions and results of operations. See "Business."

    EFFECT OF GOVERNMENT REGULATION. The Company is not currently subject to any direct federal or state government regulation because of the nature of its business. There can be no assurance that federal or state authorities will not in the future impose restrictions on its activities that might adversely effect the Company. The failure by the Company to obtain or retain any applicable licenses, certifications or operational approvals could adversely effect its existing operations and professional performance. There can be no assurance that in the future the Company will be able to acquire all the necessary licenses, permits or approvals, if any, necessary to conduct its business or that the costs associated with complying with laws and regulations affecting its business will not have a materially adverse effect on the Company. See "Business."

    PROPRIETARY RIGHTS, RISK OF INFRINGEMENT. The Company will rely on nondisclosure and other contractual provisions to protect its proprietary rights and trade secrets. The Company has registered its service mark in the States of Texas, Maryland and Arkansas. There can be no assurance that measures taken by the Company to protect its intellectual property will be adequate or that the Company's competitors will not independently develop services that are substantially equivalent or superior to those of the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a materially adverse effect on the Company's business, financial condition or results of operations.

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the efforts and ability of W. Mack Goforth, Chairman of the Board, Chief Executive Officer and Chief Financial Officer, and Timothy P. Powell, Executive Vice President--Data Services. The loss of the services of either of these individuals could have a materially adverse effect on the Company. Each of the foregoing has entered into employment and non-competition agreements with the Company. In addition, the Company's future growth will be dependent to a significant degree upon its ability to attract and retain additional skilled management personnel. See "Management."

    CONFLICTS OF INTEREST. Certain officers, directors and related parties have engaged in business transactions with the Company. The Company has entered into consulting, marketing and leasing agreements, respectively, with certain of its directors and stockholders. Management of the Company believes that the terms of transactions with officers, directors and related parties were or are as favorable as those that could have been obtained from unaffiliated parties under similar circumstances. It is the Company's policy that transactions between it and its affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and be approved by a majority of the disinterested members of the Board of Directors. See "Certain Relationships and Related Transactions."

    POSSIBLE DILUTION FOR FUTURE SALES OF COMMON STOCK. The issuance of additional shares of Common Stock or the issuance of stock upon exercise of outstanding options or warrants or conversion of the outstanding convertible debentures may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other stockholders. The issuance of additional shares of Common Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Board of Directors could issue large blocks of

Common Stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. See "Description of Securities" and "Shares Eligible for Future Sale."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of the Shares in the public market could have an adverse effect on the market price of the Common Stock. There are approximately 14,109,358 shares of Common Stock currently outstanding. All of the Shares of Common Stock offered hereby and approximately 11,274,152 shares of Common Stock held by current stockholders of the Company will be eligible for public sale without restrictions, except for restrictions placed upon disposition of securities by affiliates (those controlling or controlled by or under common control with the Company and generally deemed to include officers and directors) of the Company. The remaining approximately 263,334 shares of the Company's Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Subject to the volume and holding period limitations of Rule 144, 100,000 currently outstanding shares of Common Stock will be eligible for sale under Rule 144 within ninety days of the date of this Prospectus. None of the Company's currently outstanding restricted securities are eligible for sale under Rule 144(k). No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock or the availability of such shares for sale under Rule 144, other applicable exemptions or otherwise will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. See "Principal Stockholders," "Shares Eligible for Future Sale" and "Selling Stockholders."

    PAYMENT OF DIVIDENDS. The Company has never declared or paid any cash dividends on its capital stock. It is anticipated that future earnings of the Company will be retained to finance the continuing development of its business. The payment of any future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, future earnings, the success of business activities, regulatory and capital requirements, the general financial condition of the Company and general business conditions.

    NO ASSURANCE OF ACTIVE PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK
PRICE. Although the Common Stock is quoted on The OTC Bulletin Board, there can be no assurance that an active public market for the Common Stock will develop or be sustained. The trading price of the Common Stock is subject to wide fluctuations in response to quarter to quarter variations in operating results, announcements of innovations by the Company or its competitors, and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which affects the market price of securities of publicly traded companies and which have often been unrelated to the operating performance of these companies. Broad market fluctuations may adversely affect the market price of the Common Stock. See "Common Stock Price Ranges and Dividends," "Description of Securities," and "Shares Eligible for Future Sale."

    OVER-THE-COUNTER TRADING MARKET. As the Company's Common Stock is traded on The OTC Bulletin Board, liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and news media coverage of the Company and lower prices for the Company's securities than might otherwise be attained if such securities were listed or traded on a national or regional exchange.

    RISKS OF LOW-PRICED STOCK. The Company's securities are traded on The OTC Bulletin Board and are subject to Rule 15(g)-9 under the Exchange Act, which imposes additional sales practice requirements on broker/dealers who sell securities to persons other than established customers and accredited investors (generally, individuals with net worths in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this rule, a broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely effect the ability of broker/dealers to sell the Company's securities and may adversely effect the holder's ability to sell in the secondary market.

    The SEC's regulations define a penny stock to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 or with an exercise price of less than $5.00 per share subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the SEC's rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions to both the broker/ dealer and the registered representative in current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BYLAWS. Certain provisions of Delaware law applicable to the Company could delay or make more difficult mergers, tender offers or proxy contests involving the Company. In addition, the Board of Directors of the Company may issue shares of preferred stock without stockholder approval on such terms as the Board of Directors may determine. The rights of all the holders of Common Stock will be subject to, and may be adversely effected by, the rights of the holders of any preferred stock that may be issued in the future. In addition, the Company's Bylaws eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Securities."

    LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND
DIRECTORS. Pursuant to the Company's Bylaws, directors and officers are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law. Furthermore, the Bylaws provide that the Company may indemnify its directors, officers, employees or agents to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), and the Company has the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability.

    YEAR 2000 MODIFICATIONS. The Company is currently reviewing its computer systems in order to evaluate necessary modifications for the year 2000. The Company does not currently anticipate that it will incur material expenditures to complete any such modifications.

    CURRENT PROSPECTUS REQUIRED IN CONNECTION WITH SALE OF SHARES OFFERED HEREBY. The Selling Stockholders will be able to sell the Shares offered hereby only if (i) there is a current prospectus relating to the Shares under an effective registration statement filed with the SEC, and (ii) such Shares are then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various Selling Stockholders reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required (i) any time after nine months subsequent to the effective date when any information contained in the prospectus is over 16 months old, (ii) when facts or events have occurred which represent a fundamental change in the information contained in the registration statement, or (iii) when any material change occurs in the information relating to the plan or distribution of the securities registered by such registration statement. The Company anticipates that this registration statement will remain effective for at least nine months following the date of this Prospectus, assuming a post-effective amendment is not filed by the Company.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS

    The Company's Common Stock began trading on The OTC Bulletin Board on April 4, 1997 under the symbol "ETSM". The following table sets forth the high and low bid information for the Common Stock as reported on The OTC Bulletin Board. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                                 HIGH        LOW
                                                                               ---------  ---------
April 4 - June 30, 1997......................................................  $    3.50  $    1.25
July 1 - September 30, 1997..................................................  $    1.44  $    0.75
October 1, 1997 - December 31, 1997..........................................  $    1.13  $    0.53
January 1, 1998 - March 9, 1998..............................................  $    0.69  $    0.38

    HOLDERS. As of March 9, 1998, there were approximately 351 record holders of the Common Stock.

                                DIVIDEND POLICY

    The Company has not previously paid any cash dividends on its Common Stock and does not anticipate or contemplate paying dividends on the Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. In addition, the Company may not pay any dividends on common equity unless and until all dividend rights on outstanding preferred stock, if any, have been satisfied. The only other restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law or by certain credit agreements.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                                 DECEMBER 31, 1997
                                                                                                 -----------------
Short-term debt................................................................................    $     249,970
Current maturities of long-term debt...........................................................          102,240
Long-term debt.................................................................................           25,587
                                                                                                 -----------------
  Total debt and debt equivalents..............................................................    $     377,797
                                                                                                 -----------------
                                                                                                 -----------------
Common Stock, $0.001 par value; 14,026,024 shares issued and outstanding.......................    $      14,026
Additional paid-in capital.....................................................................        7,249,762
Accumulated deficit............................................................................       (6,976,881)
                                                                                                 -----------------
  Total stockholders' equity...................................................................    $     286,907
                                                                                                 -----------------
                                                                                                 -----------------
  Total capitalization.........................................................................    $     664,704
                                                                                                 -----------------
                                                                                                 -----------------

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following selected financial information has been presented for the periods ended December 31, 1996 and December 31, 1997, respectively. This information has been derived from the audited financial statements of the Company. In the opinion of management, this financial information includes all material adjustments necessary to present historical results of the Company. This financial information does not purport to be indicative of the financial position or results of operations that may be obtained in the future. This financial information should be read in conjunction with the historical financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                                      YEAR ENDED     YEAR ENDED
                                                                                     DECEMBER 31,   DECEMBER 31,
                                                                                         1996           1997
                                                                                     -------------  -------------
STATEMENT OF OPERATIONS DATA:
Service revenues...................................................................  $     831,323  $   3,249,492
Costs of revenues..................................................................        568,474      1,682,083
Net income/(loss)..................................................................  $  (2,470,684) $  (1,999,404)
Net income/(loss) per weighted-average share of common stock outstanding:
  Basic............................................................................  $       (0.36) $       (0.23)
  Diluted..........................................................................  $       (0.36) $       (0.24)
Number of weighted-average shares of common stock outstanding:
  Basic............................................................................      6,906,593      8,960,723
  Diluted..........................................................................      6,906,593      8,751,524


                                                                                     DECEMBER 31,   DECEMBER 31,
                                                                                         1996           1997
                                                                                     -------------  -------------

BALANCE SHEET DATA:
Cash...............................................................................  $      50,125  $     548,565
Working capital (deficit)..........................................................       (307,329)      (562,394)
Total assets.......................................................................        918,974      1,825,774
Total liabilities..................................................................      1,895,283      1,538,867
Stockholders' equity/(deficit).....................................................       (976,309)       286,907

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and "Selected Historical Financial Information" and respective notes thereto, included elsewhere herein. The information below should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of the Company. Because of the Company's recent acquisitions and the limited scale of the Company's operations prior to 1996, the results of operations from period to period are not necessarily comparative.

OVERVIEW

    The Company is the survivor of the Merger of ETC-Texas into ETC-Canada in the first quarter of 1997. The Company and all of its predecessors received going concern audit opinions for the fiscal years ended December 31, 1995, 1996 and 1997.

    ETC-Canada was inactive from 1992 until it reorganized its affairs in 1995 in preparation of the Merger. In March 1996, ETC-Canada changed its name from Solo Petroleums Ltd. ("Solo") to ETC-Canada and effected a one-for-five consolidation of capital of the outstanding shares of common stock to facilitate the effectiveness of the Merger. In June 1996, ETC-Canada consummated a private offering of common stock for aggregate proceeds of $779,575 which it loaned to ETC-Texas to facilitate the Merger. Since ETC-Canada had no significant assets and was relatively inactive during the period prior to the Merger, management of the Company does not believe that a discussion of ETC-Canada's financial condition and results of operations would be relevant. Therefore, any references to activity prior to the Merger are activities of ETC-Texas, unless otherwise specifically referenced.

    The Company is in the business of providing process and systems solutions to the non-provider sector of the health care industry. Process solutions are automated through a broad range of application and data base information systems. Information systems include software solutions developed by the Company and are proprietary in nature. In order to provide the process solutions, the Company contracts with health care payors, self-insured companies and other payors, such as TPAs, for automation and electronic data interchange (EDI) services. The Company also contracts with various health care provider networks, through its Electra-Net division, to provide cost containment services to its customers.

    In January 1998, the Company, through ETC Services, initiated its TPA component to service its existing clients. Through ETC Services, the Company can provide a continuum of services to a self-insured corporate customer beginning with the scanning of the health care provider's claim and concluding with the payment to the health care provider.

    The Company's revenues are generated by different methods for each segment of its business. The Company is paid a set price for scanning and automating each health care provider claim. Additionally, the Company is paid a specific percentage of the "savings" generated by its re-pricing activities. The TPA services are charged on a set price for each customer employee that is serviced by the Company.

    The Company has not generated sufficient revenues during its limited operating history to repay its outstanding indebtedness, pay its existing trade accounts or fund its ongoing operating expenses or service development activities. The Company plans to alleviate its current financial problems through private offerings of debt or equity securities, borrowings and increased profits from operations. The Company has historically been able to raise capital through the private sales of its Common Stock. At December 31, 1997, the Company had cash and cash equivalents of approximately $548,565 and a working capital deficit of approximately $562,394. Management believes that cash, working capital and available credit facilities are sufficient to fund operations of the Company through the close of its fiscal year ending December 31, 1998. Significant additional research and development expenditures are not anticipated at this time.

    At December 31, 1997, the Company had 19 clients including self-insured companies and medical provider networks. The Company expended considerable effort and resources, including hiring personnel with extensive experience in paying medical claims, to develop its current work flow process. Additional resources were devoted to (i) defining the exact services that were needed by the market segment and (ii) developing, testing and ultimately implementing these services. While expensive and time consuming, these activities serve as the basis on which the business of the Company will operate. As the Company expands its customer base, additional computer equipment and personnel will be required and added. Such expansion will be funded by the revenues derived from operations and other funding sources that the Company may find from time to time.

RESULTS OF OPERATIONS OF THE COMPANY

YEAR ENDED DECEMBER 31, 1996 COMPARED TO 1995

    REVENUES. During the fiscal year ended December 31, 1996, revenues were $831,323 as compared to $66,612 for fiscal 1995. The Company did not have any ongoing operations during fiscal 1995.

    During fiscal 1996, the Company entered into an agreement to provide electronic medical claims processing and repricing services for Wal-Mart. For the fiscal year ended December 31, 1996, revenues produced by the agreement were approximately $596,754 or approximately 64% of revenues. Loss of Wal-Mart as a client would have a materially adverse effect on the Company's results of operations, and might require the Company to temporarily reduce staff, curtail operations and delay expansion plans. See "Risk Factors--Dependence on Major Clients; Material Contracts."

    COST OF REVENUES. Direct costs in fiscal 1996 were $568,474, consisting primarily of $324,466 in data entry personnel costs, $151,383 in optical character recognition costs and $28,469 in electronic data line costs. Direct costs in fiscal 1995 were $40,764.

    GROSS PROFIT. Gross profit for fiscal 1996 was $262,849 as compared to $25,848 in fiscal 1995. The gross profit margin for fiscal 1996 was 31.6% versus 38.8% for fiscal 1995.

    OTHER EXPENSES. As the Company continued to develop, its start-up costs declined. The start-up costs incurred in fiscal 1996 were $395,866 or 42.1% of the $939,347 incurred in fiscal 1995. Likewise, research and development expenses continued to increase. Research and development expenses in fiscal 1996 increased to $1,469,858 from $179,830. Sales, general and administrative expenses in fiscal 1996 were $826,285 compared to zero in fiscal 1995. Total other expenses in fiscal 1996 were $2,803,429 verses $1,159,941 in fiscal 1995. Total expenses in fiscal 1996 included $1,254,094 in personnel costs verses $521,472 in fiscal 1995. Total expenses in fiscal 1996 also included $693,541 in legal and professional fees primarily related to expenses incurred in seeking and identifying suitable merger candidates, general corporate matters, preparation of the merger agreement and related documents pertaining to the Merger, and the audit, accounting and legal fees for the preparation of the joint proxy statement/prospectus used in connection with the Merger.

    NET LOSS. The Company incurred a net loss of $2,470,684 verses $1,093,329 for the fiscal years ended December 31, 1996 and 1995, respectively. The Company has approximately $2,886,000 in tax loss carry forwards generated by these losses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO 1996

    REVENUES. Revenues from automation services totaled $1,286,251 and $797,154 for the fiscal years ended December 31, 1997 and 1996, respectively. With the initiation of the Electra-Net division in April 1997, revenues for network services totaled $1,788,997 for the fiscal year ended December 31, 1997.

The addition of Electra-Net caused total revenues to increase 300% when comparing revenues of $312,774 for the first quarter ended March 31, 1997 and $912,026 for the second quarter ended June 30, 1997. The Company's workers' compensation division had revenues totaling $174,243 in fiscal 1997, with fiscal 1996 revenues of $34,169 based on four months of operations.

    For the fiscal year ended December 31, 1996, fees paid by Wal-Mart for automation services were approximately 64% of total revenues. In fiscal 1997, Wal-Mart accounted for 54% of total revenues, which demonstrates the diversification and growth of the Company's client base during the period.

    COST OF REVENUES. Cost of automation services totaled $763,700 and $568,474 for the fiscal years ended December 31, 1997 and 1996, respectively. These costs for fiscal 1997 were comprised of $457,471 in data entry personnel, $247,767 in imaging fees and $36,386 for communication expenses. In fiscal 1996, these costs consisted of $324,466 in data entry personnel, $151,383 in imaging fees and $28,469 in communication expenses. Cost of network services were largely made up of $579,739 in third party network fees. Cost of workers' compensation services were comprised primarily of personnel costs of $65,772 and $25,000 for the fiscal years ended December 31, 1997 and 1996, respectively.

    GROSS PROFIT. Gross profit for fiscal 1997 was $1,567,409 as compared to $262,849 for fiscal 1996. The gross profit margin for fiscal 1997 was 48.3% verses 31.6% for fiscal 1996.

    OTHER EXPENSES. The Company, in the fourth quarter of 1996, emerged from the development stage with the signing of the long-term contract with Wal-Mart. Therefore, no start-up costs or research and development costs were recorded for the fiscal year ended December 31, 1997. Sales, general and administrative costs increased to $3,406,709 for the fiscal year ended December 31, 1997, compared to $826,285 for the fiscal year ended December 31, 1996. The Company has issued stock options to employees which are considered compensatory. Compensation costs were expensed over the periods of employment attributable to the options at an amount equal to the excess of the fair market value of the Common Stock underlying such options on the date of grant over the exercise price thereof. In June 1997, the Company elected to vest all employee stock options and recognize compensation expense for all outstanding options. Compensation costs totaling $321,220 and $322,067 was recognized as expense during the fiscal years ended December 31, 1997 and 1996, respectively. During the fiscal years ended December 31, 1997 and 1996, the Company issued 320,000 shares of Common Stock for services for a total expense of $400,000, and 262,625 shares of Common Stock for a total of $262,625, respectively.

    Sales, general and administrative expenses consisted primarily of personnel costs, rent, telephone and professional fees. Total personnel costs for fiscal 1997 were $1,744,771, rent of $178,212, telephone of $95,814 and professional fees of $326,561. Professional fees were incurred due to the preparation and filing of a registration statement, year-end audit, legal matters and computer consulting.

    Interest expense increased to $87,328 for the fiscal year ended December 31, 1997 compared to $34,230 for the fiscal year ended December 31, 1996. The increase is primarily related to the Company's issuance of convertible debentures and the factoring of its accounts receivable during fiscal 1997. See "Description of Securities."

    NET LOSS. The Company reported a net loss of $1,999,404 for the fiscal year ended December 31, 1997 as compared to a net loss of $2,470,684 for the fiscal year ended December 31, 1996 or ($.23) and ($.36) basic earnings per share for fiscal 1997 and fiscal 1996, respectively. For the fiscal years ended December 31, 1997 and 1996, the Company incurred non-cash employee stock compensation expense and stock for consulting services expense totaling $721,220 and $584,692, respectively, as discussed above. Such compensation expenses materially increased the Company's net loss for the referenced periods. It is not anticipated that the Company will incur similar expense items in future periods.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations, working capital needs and capital expenditures principally through private placements of equity securities. Cash and cash equivalents at December 31, 1997 were $548,565. The Company has a note payable of $121,654 bearing interest at 12% per annum. Principal of $7,553 including interest is due monthly, with the remaining balance plus interest due upon maturity on May 19, 1998. The note is collateralized by an option to purchase 113,333 shares of Common Stock at $1.50 per share. The Company also has a $28,316 bank loan bearing interest at 10.5%. Principal of $1,484 including interest is due monthly, with the note maturing September 15, 1998. The bank loan is collateralized by certain equipment. A subordinated convertible debenture of $100,000 payable to a corporation was issued in 1997. The debentures bears an interest rate of 12% per annum, payable semi-annually with principal due upon maturity at May 12, 1998. The debenture is convertible at $1.25 per common share including principal and accrued interest. See "Description of Securities."

    The Company signed the Purchase Agreement on December 17, 1997 in which it agreed to sell to the Investors up to an aggregate of 3,000,000 shares of Common Stock for total proceeds of $1,500,000. The First Closing occurred on December 17, 1997 with an issuance of 2,447,719 shares of Common Stock for $1,223,859.50 in proceeds. The Second Closing, if consummated, will result in the issuance of an additional 552,281 shares of Common Stock. Proceeds from the First Closing have been used for working capital. See "Prospectus Summary--The Company" and "Agreements with Selling Stockholders."

    The Company's independent auditors have included a paragraph in their report to the Company's Board of Directors and stockholders which states that the Company's loss from operations and working capital deficiency raise substantial doubt about its ability to continue as a going concern. The Company is currently reviewing its cost structure and accessing a possible reduction in the fixed cost portion of its infrastructure. If in the first quarter of fiscal 1998 revenues do not significantly increase as compared to the identical period for fiscal 1997, the Company will take steps to reduce fixed costs to be proportionate with revenues. The Company also intends to increase its current sales force by entering into marketing agreements with certain consultants to provide additional clients and increase revenues. As of the date of this Prospectus, the Company has not entered into any such consulting agreements. Additionally, the Company continues to enhance its productivity through software improvements. The Company has no material working capital expenditures over the next 12-month period. The Company believes that the net proceeds from the second tranche of the Purchase Agreement, the existing liquidity sources and the anticipated working capital provided from improved operations, will satisfy its cash requirements for the next 12 months.

YEAR 2000 MODIFICATIONS

    The Company is currently reviewing its computer systems in order to evaluate necessary modifications for the year 2000. The Company does not currently anticipate that it will incur material expenditures to complete any such modifications.

OTHER MATTERS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"). SFAS 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by Accounting Principles Board Opinion No. 15 ("APB No. 15"). Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 as of December 31, 1997 for the period ended December 31, 1997 and all prior periods. The adoption of SFAS 128 has not had a significant impact on the Company's reported EPS to date.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, DISCLOSURES OF INFORMATION ABOUT CAPITAL STRUCTURE ("SFAS 129") which establishes standards for disclosing information about an entity's capital structure. The disclosures are not expected to have a significant impact on the consolidated financial statements of the Company. SFAS 129 is effective for financial statements ending after December 15, 1997.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130") which established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for years beginning after December 15, 1997. The Company does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131") which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the related disclosures about products and services, geographic areas and major customers. SFAS 131 replaces the "industry segment" concept of Financial Accounting Standard No. 14 with a "management approach" concept as the basis for identifying reportable segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company expects additional disclosures will be required, but otherwise does not anticipate a material impact to its consolidated financial statements upon adoption of this standard.

                                    BUSINESS

ORGANIZATION

    The Company is the surviving entity of the Merger of ETC-Texas into ETC-Canada during the first quarter of 1997. ETC-Texas was organized in December 1994. ETC-Canada was originally incorporated as Solo in September 1986. ETC-Canada was inactive from 1992 until late 1995 when it reorganized its affairs in preparation of the Merger. In March 1996, Solo changed its name to ETC-Canada and effected a one-for-five consolidation of capital of the outstanding shares of common stock to facilitate the effectiveness of the Merger. In June 1996, ETC-Canada consummated a private offering of common stock for aggregate proceeds of $779,575 which it loaned to ETC-Texas to facilitate the Merger.

    ETC-Texas and ETC-Canada jointly filed a registration statement with the SEC to register the shares of stock issuable to the stockholders of ETC-Texas under the terms of the Merger, subject to approval of the Merger by the stockholders of the respective companies. The Merger was approved by stockholders of ETC-Texas and ETC-Canada on January 31, 1997 and February 11, 1997, respectively. ETC-Canada, the surviving corporation, then continued into Delaware and changed its name to Electronic Transmission Corporation, with the stockholders of ETC-Texas receiving 1.25 shares of ETC-Canada common stock for every one share of ETC-Texas common stock outstanding as of the time of the Merger. The business operations of ETC-Texas were assumed by the survivor following the Merger.

GENERAL

    The Company is in the business of providing process and systems solutions to the non-provider sector of the health care industry. Process solutions are automated through a broad range of application and data base information systems. Information systems include software solutions developed by the Company and are proprietary in nature. The Company believes that the solutions provide state-of-the-art methodology and technology to its customers. In order to provide the process solutions, the Company contracts with health care payors, self-insured companies and other payors, such as TPAs, for automation and electronic data interchange (EDI) services. The Company also contracts with various health care provider networks, through its Electra-Net division, to provide cost containment services to its clients. With the inauguration of TPA capabilities through ETC Services, the Company can provide a continuum of services to a self-insured corporate customer beginning with the scanning of the health care provider's claim and concluding with the payment to the health care provider.

    The Company's revenues are generated by different methods for each segment of its business. The Company is paid a set price for scanning and automating each health care provider claim. Additionally, the Company is paid a specific percentage of the "savings" generated by its re-pricing activities. The TPA services are charged on a set price for each customer employee that is serviced by the Company.

SERVICE AREAS

    The Company's principal service areas include (i) claims automation, (ii) cost containment, and (iii) TPA, each of which is discussed below:

    CLAIMS AUTOMATION SERVICES. The Company provides automation services of healthcare claims for (i) self-insured companies that administer their own healthcare plans and pay their own medical claims, (ii) TPAs that administer healthcare plans and pay medical claims for self-insured companies, (iii) PPOs, and (iv) other managed care organizations that offer discounts on medical claims and who reprice those claims to reflect discounts offered by providers to payors. The claims automation process electronically captures and stores electronic images of scanned paper documents. The Company scans more than one million claims per year for clients, the majority of which are received from self-insured employers. Utilizing its existing work flow process and available imaging technology, the Company processes standardized claim forms by scanning these forms at the client's facility, with the scanned data being transmitted to the Company's imaging center. The two primary sources for the standardized claim forms are from the physicians (HCFA's) and from health care facilities such as clinics and hospitals (UB's). Once received at the Company's imaging center, the data is processed using an optical character recognition process. The Company then stores all available data from the scanned claim forms in proprietary data bases maintained by the Company, manually reviews certain portions of each claim, and transmits the claim information to a medical provider network (including Electra-Net) or to a payor (including ETC Services) for repricing adjudication and/or payment.

    MEDICAL PROVIDER NETWORK SERVICES. The Company, through its Electra-Net division, provides medical provider network services to its clients. Electra-Net is made up of over 40 regional and national networks, PPO's (Physician Provider Organization), PHOs (Physician Hospital Organizations), IPAs (Independent Physician Associations), and other provider groups that have joined with the Company in providing true EDI claims processing in the managed care area. Nationally, the number of provider networks with true EDI capabilities is very small resulting in difficulties for payors looking to reduce costs and streamline their operations. The Company's integrated solution has dramatically reduced the time and effort required by payors to process repriced medical claims. Currently Electra-Net has access to over 384,000 provider contracts that can be repriced electronically, making it, what management believes to be, one of the broadest coverage networks in the country.

    THIRD PARTY ADMINISTRATION. The need for TPA services has dramatically increased given that approximately 65% of nationwide group medical insurance is provided through self-insured benefits, where the employer elects to self-insure a percentage of the risk rather than pay a fully insured premium. The portion, if any, which the employer elects not to self-insure is placed as stop loss coverage with a reinsurance carrier. Self-insured benefit plans can be administered either by the insurance company who underwrites the stop loss coverage, self-administered by the employer, or administered by a TPA. Approximately 50% of self-insured employers elect to use a TPA to administer their benefit plan.

    As a full service TPA, the Company, through its wholly-owned subsidiary, ETC Services, offers standard administration services, including, but not limited to, marketing the reinsurance, writing plan documents, processing medical, dental, vision and disability claims and ensuring compliance with federal and state mandates. With the electronic data, the Company can reprice electronically all of the claims prior to being loaded into the Company's licensed claims system for auto-adjudication. The electronic claims environment increases accuracy, reduces processing time, and decreases staffing needs. The Company believes that both the brokerage community, which represents employers, and reinsurance carriers acknowledge the benefits of the totally automated claims process system of ETC Services.

BUSINESS STRATEGY

    The Company's current business strategy is to (i) continue to increase cash flows by extensively marketing its services to the non-provider sector of the health care industry, (ii) enhance existing client relationships by offering a broader range of services, and (iii) concentrate research and development activities within a limited number of core areas.

    The following are key elements of the Company's strategy:

    TWO TIERED CUSTOMER CONTRACTS. The Company typically enters into 90-day service provider agreements which are cancelable by either the client or the Company at any time. During this 90-day period, the Company evaluates the needs of the client, develops a tailored claims processing system, initiates claims processing procedures for the client's analysis and determines its costs associated with the services provided to the client. Upon expiration of the 90-day period, the Company will typically enter into a long-term agreement, generally for a term of two years. The terms of the extended contract will provide services that are developed and custom designed to fit the needs of the client during the 90-day review period. The pricing of these services is based on the Company's current pricing schedules and its cost estimates developed from on-site review of the customer's requirements. The Company utilizes the 90-day review process, which is risk free to the client, as a proving ground for its services thereby allowing it to enter into more lucrative long-term provider contracts. The Company believes that long-term contracts provide benefits to both itself and its clients. Clients are able to realize the cost savings associated with the processing of medical claims through an electronic medium, while long-term contracts add stability to the Company's revenue base and may deter potential competition. After the expiration of the initial term of a long-term contract, the term of the contract continues in effect until the Company or the client notifies the other of its desire to terminate.

    RAPID INSTALLATION AND ENHANCED PROCESSING CAPABILITY. The Company installs claims processing equipment, including computer, telecommunications and scanning equipment, for use at the client's facility. Once the contractual relationship is entered into, it is the Company's intention to initiate claims processing services within 20 days of the date that an agreement is reached. The Company believes its ability to rapidly install a processing system at a client's location with minimal disruption gives it a significant advantage in the marketplace.

    ENHANCED MARKETING EFFORT. Although the Company has utilized direct marketing efforts to solicit customers in the past, new customers have been generated through referrals from a small number of existing clients. Since the Company's areas of service have grown and been enhanced, the Company will supplement its direct sales force in the future. The sales force will be compromised of employees of the Company and outside sales personnel with whom the Company will have entered into specific marketing agreements. The Company believes that to be successful in the future, it will have to expand the range of existing services, its distribution channels and its sales force.

    PROFESSIONAL SERVICES. The Company currently provides system and process review and design, installation and integration services to its customers. The Company does not currently charge the customer for these services. As the Company's services in this area become more customized and are expanded, the Company believes that it will be able to generate a revenue stream from this activity.

    VENDORS. The Company currently furnishes the customer with an imaging system that is comprised of hardware, software and certain other peripheral devices free of charge. The Company is considering becoming a value added reseller ("VAR") for the components of the imaging system. As a VAR, the Company would be able to enhance its profit margins on the provision of these systems without increasing its cost of sales.

RESEARCH AND DEVELOPMENT

    All of the Company's computer systems are Year 2000 compliant. The Company believes that to be successful in the future, its products must remain on the leading edge of technology. The Company continually evaluates new imaging components including imaging software (optical character recognition (OCR)) capabilities. Additionally, the Company is continually enhancing its proprietary software used in the provision of the services to its customers. The Company's research and development activities are based in part upon its efforts to make enhancements to existing service components in response to recommendations made by its clients.

SALES AND MARKETING

    The Company currently markets its services directly through its own sales organization. The Company's services are focused towards medium to large (more than 100 employees) businesses and institutions. Sales are generated primarily by the Company's sales force, currently comprised of three sales personnel. The Company intends to increase sales personnel staffing.

    The Company's sales professionals are supported by a team of computer network technicians. These technicians support the clients during the system installation process and after the sale, provide the clients with repair, maintenance and support services to maintain the onsite scanning systems, if applicable.

    Referrals from existing clients and vendors, particularly Wal-Mart and Capp Care, are a significant source of prospective clients and establish credibility with potential clients. In fiscal 1997, revenues related to vendor referrals were responsible for $573,921 (17%) of the Company's revenue. There are no contractual requirements for such referrals and they could cease at any time.

CUSTOMERS

    The Company markets its processing services primarily to self-insured companies, TPAs and other provider networks or other cost containment companies. The Company's current customer base includes 13 self-insured and self-administered customers, one health care provider network and five TPA customers.

    Under the terms of its existing agreement with Wal-Mart, the Company is obligated to provide electronic medical claims processing and repricing services for a term ending in September 1998. The Company will receive $1.00 per claim processed for the first 50,000 claims processed in a given month, which amount will be reduced by $.10 for every additional 50,000 claims processed in that month. Once 150,000 claims have been processed in a given month, the Company will receive $.75 per additional claim processed during said month. As of December 31, 1997 and 1996, the Company processed approximately 789,300 and 611,250 medical claims for the benefit of Wal-Mart, resulting in revenues to the Company of approximately $1,818,000 and $596,754, respectively. Revenues generated from Wal-Mart represented approximately 54% and 64% of the Company's revenues as of December 31, 1997 and 1996 respectively. See "Risk Factors--Dependence on Major Clients; Material Contracts."

COMPETITION

    The non-provider sector of the health care industry is intensely competitive and is characterized by companies that provide both electronic automation and paper processing solutions. There are participants in the industry that provide discount and repricing services and TPA services in the market currently served by the Company. The Company's competition in the market for electronic claims processing, discount and repricing services and adjudication and payment services is primarily concentrated in certain insurance companies, TPAs or management services organizations which have greater financial and technical resources and longer operating histories than the Company. The Company also believes that its processing methodology is easily duplicated. However, management of the Company believes that the Company's competitors, while each providing segments of the services offered by the Company, do not offer the interconnected array of services provided by the Company. The Company believes that it possesses a competitive advantage by offering its claims automation, discounting and repricing services in a format that connects payors, payees and service providers. The service methodology of the Company will allow it to compete against more established companies with much greater financial and technical resources. However, there are no barriers which would prohibit the Company's competitors from modifying their current services to emulate those offered by the Company. In addition, the Company may face substantial competition from new entrants into the electronic claims processing industry. The Company's ability to compete successfully with current and potential competitors will depend to a significant extent on its ability to continue developing processing methodologies which are superior to its competitors, to adapt to changes in the marketplace and produce sufficient profits to be able to finance its ongoing operations. See "Risk Factors--Competition."

REGULATORY MATTERS

    The Company is not subject to any direct federal or state government regulation because of the nature of its business. There can be no assurance that federal or state authorities will not in the future impose restrictions on its activities that might adversely effect the Corporation's business. The failure by the Corporation to obtain or retain any applicable licenses, certifications or operational approvals could adversely effect its existing operations and professional performance. There can be no assurance that in the future the Corporation will be able to acquire all the necessary licenses, permits or approvals, if any, necessary to conduct its business or that the costs associated with complying with laws and regulations affecting its business will not have a materially adverse effect on the Corporation. See "Risk Factors-- Effect of Government Regulation."

EMPLOYEES

    Effective January 1, 1998, the Company canceled a Staff Leasing Services Agreement with E(3) Group, Inc., an employee leasing company. The Staff Leasing Services Agreement had been in effect since January 1996. As of March 9, 1998, the Company had 59 full-time employees and seven part-time employees. None of the Company's employees is represented by a labor union or subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

    The Company owns no real property. The Company's offices are located in a 12,176 square foot office facility in Dallas, Texas. The lease for the Company's offices expires September 30, 2001 and provides for monthly rental payments of $15,662.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following is a list of the names and ages of each of the Company's directors and executive officers:

NAME                         AGE                                      POSITION
-----------------------      ---      -------------------------------------------------------------------------
W. Mack Goforth                  53   Chairman of the Board of Directors, Chief Executive Officer and Chief
                                        Financial Officer
Timothy P. Powell                40   Executive Vice President--Data Services and Director
Dennis Barnes                    41   Director
Michael Eckstein                 50   Director
David O. Hannah                  73   Director
Scott A. Stewart                 43   Director
Ann C. McDearmon                 47   Executive Vice President--Director of Marketing

    W. MACK GOFORTH has served as Chief Financial Officer of the Company since November 1997 and Chairman of the Board of Directors and Chief Executive Officer since February 16, 1998. From February 1996 to October 1997, Mr. Goforth worked for Electronic Data Systems Corp. as a Manager in the Global Purchasing Group. From September 1994 to January 1996, Mr. Goforth was a self-employed financial consultant performing due diligence procedures for individuals seeking companies to purchase and working with fiduciaries associated with bankrupt entities. From April 1989 to August 1994, Mr. Goforth was employed by MCorp as its Managing Director -- Accounting and Control. Mr. Goforth is a graduate of Southern Methodist University and is licensed in the State of Texas as a Certified Public Accountant.

    TIMOTHY P. POWELL has served as Executive Vice President -- Data Services and as a director of the Company since February 1995. From 1981 to February 1995, Mr. Powell served as a self-employed computer consultant for individuals and corporations. Mr. Powell contracted consulting projects with independent, governmental organizations and Fortune 1000 companies, and provided services in system design, implementation, applications development and procurement specifications.

    DENNIS BARNES has served as a director of the Company since June 1997. Mr. Barnes is the Founder, President and Chief Executive Officer of Barnes Health Group, Inc., a Dallas-based health care development company. Mr. Barnes has more than 12 years senior management experience in health care, and served as Chief Executive Officer of Texas Back Institute, one of the largest free standing spine clinics in the United States, from 1994 to 1996. From 1992 to 1994, Mr. Barnes served as Vice President of Rehabilitation Services for Texas Back Institute. Prior to joining Texas Back Institute, Mr. Barnes was co-owner and managing partner of Independent Rehabilitation Ventures from 1990 to 1992. Mr. Barnes has served as President of PRIDE USA, a Dallas-based rehabilitation company and Chief Executive Officer of MDC America Corporation, a multidisciplinary health care company. He currently serves as the President of the Board of Directors of Athletes Working for a Better Texas, a Dallas-based not-for profit company. Mr. Barnes obtained Bachelors and Masters degrees from Midwestern State University and completed the course work for a Ph.D. in Clinical Psychology from the University of Texas Southwestern Medical School in Dallas, Texas.

    MICHAEL ECKSTEIN has served as a director of the Company since January 1996. Mr. Eckstein is the President of EDI For Healthcare, a Pennsylvania-based technology company specializing in systems, networking and EDI applications for health care and insurance industries. Mr. Eckstein's personal experience includes over 20 years of designing and implementing data processing and information management solutions for health care providers and payors. He is an active member of the ANSI Standards Committee for EDI Insurance and Healthcare Applications, and participates in numerous EDI initiatives including the National Information Infrastructure task force for health care and medical applications.

    DAVID O. HANNAH has served as a director of the Company since February 1995. For the proceeding five years, Mr. Hannah has managed his personal investments. Mr. Hannah has spent most of his professional career in real estate development, with expertise in the purchase and development of real estate for leasing to commercial entities.

    SCOTT A. STEWART has served as a director of the Company since December 1997. For the past 20 years, Mr. Stewart has been a partner in the law firm of Horsley & Stewart, Dallas, Texas. Mr. Stewart obtained his Juris Doctorate Law degree from Southern Methodist University in 1978 and is a Board Certified civil and personal injury trial lawyer.

    ANN C. MCDEARMON has served as Executive Vice President--Director of Marketing of the Company since June 1995. From November 1989 to May 1995, Ms. McDearmon served as claims manager for Tucker and Clark, a TPA, where her responsibilities included claims processing, employee management and subrogation. While serving as claims manager, Ms. McDearmon wrote the claims logic for automated claims, created a budget and new filing system, and wrote plan benefit designs to comply with ERISA and the ADA. Ms. McDearmon has successfully completed the Health Insurance Association of America courses as well as the International Claims Administration course on Medical and Dental claims and LOMA I. Ms. McDearmon obtained a Bachelor of Arts degree from Arkansas State in 1973.

DIRECTOR COMPENSATION AND COMMITTEES

    The Company does not presently compensate its directors for serving in such a capacity or attending either Board or Committee meetings.

    The Board of Directors has created an Audit Committee and a Compensation Committee; however, at the present time, all Board related matters are acted upon by the members as a whole. The Audit Committee is to be composed of three members, one of which shall be independent director, and is charged with reviewing the annual audit and meeting with independent accountants to review internal controls and financial management practices. The Compensation Committee is to be composed of three members, the majority of which are to be independent directors. The Compensation Committee is charged with recommending to the Board of Directors the compensation for key employees.

FAMILY RELATIONSHIPS

    There are no family relationships among the Company's directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

    None of the Company's directors or executive officers has been involved during the past five years in any legal proceedings material to an evaluation of such persons ability or integrity.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities to the listed current and former executive officers of the Company. No other executive officer of the Company, or any predecessor entity, received salary and bonus compensation in excess of $100,000 in the referenced fiscal years, nor did any executive officer receive perquisites or other personal benefits exceeding either $50,000 of 10% of their total annual salary for the referenced periods.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM COMPENSATION
                                                                                                   --------------------------------
                                                                                                                AWARDS
                                                                        ANNUAL COMPENSATION        --------------------------------
                                                                  -------------------------------                      SECURITIES
                                                                                  OTHER ANNUAL        RESTRICTED       UNDERLYING
NAME/TITLE                                               YEAR     SALARY/BONUS    COMPENSATION       STOCK AWARDS     OPTIONS/SARS
-----------------------------------------------------  ---------  ------------  -----------------  -----------------  -------------
W. Mack Goforth, Chairman of the Board,                     1997   $   25,000       $       0                  0          200,000
 Chief Executive Officer and Chief
 Financial Officer(1)................................

Timothy P. Powell, Executive Vice                           1997   $  101,500       $       0                  0                0
 President--Data Services............................       1996   $   73,000       $       0                  0                0
                                                            1995   $   41,450       $       0                  0                0

Ann C. McDearmon, Executive Vice                            1997   $  134,399       $       0                  0          250,000
 President--Director of Marketing....................       1996   $   73,281       $       0                  0                0
                                                            1995   $   24,500       $       0                  0                0

L. Cade Havard, former Chairman of the                      1997   $  158,000       $       0                  0          280,000
 Board, Chief Executive Officer and                         1996   $  184,000       $       0                  0                0
 President(2)........................................       1995   $   96,736       $       0                  0          400,000

------------------------

(1) Mr. Goforth became employed on October 14, 1997 and is entitled to base compensation of $150,000 per year. See "--Employment Agreements."

(2) Mr. Havard's employment with the Company ceased on February 16, 1998.

EMPLOYMENT AGREEMENTS

    On October 14, 1997, the Company and W. Mack Goforth, the Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Company, entered into an Employment and Settlement Agreement (the "Agreement"). Under the terms of the Agreement, Mr. Goforth agreed to serve the Company for a term of five years from November 1, 1997. As compensation for services to be rendered by Mr. Goforth under the terms of the Agreement, he is entitled to receive a base salary (the "Base Salary") at a rate of One Hundred Fifty Thousand and No/100 Dollars ($150,000) per year payable in accordance with the Company's established payroll procedures. Mr. Goforth is entitled to participate in all benefit plans, including stock option plans, provided by the Company on the same basis as other executive officers of the Company. Furthermore, Mr. Goforth is entitled to four weeks of paid vacation. Mr. Goforth also received options to purchase 200,000 shares of Common Stock at a price of $1.0625 per share. These options vest at a rate of 50,000 per year beginning October 31, 1998. The Agreement may be terminated by the Company without cause, in which event Mr. Goforth is entitled to receive one year's Base Salary and any options that would have vested in that year will be accelerated as full and final satisfaction of the Company's obligations to Mr. Goforth. If Mr. Goforth is terminated after a change in control, Mr. Goforth will be entitled to the amounts due through the end of the contract and all non-vested options will become vested. The Agreement may also be terminated by the Company for cause at any time the Board of Directors determines Mr. Goforth has been convicted of a felony or has engaged in gross malfeasance or willful misconduct in performing his duties under the Agreement. In the event Mr. Goforth is terminated for cause, he shall be entitled to receive any accrued but unpaid salary and bonus compensation. If Mr. Goforth's employment is terminated without cause, Mr. Goforth has the right to include any shares purchased pursuant to the exercise of the options granted in the Agreement in the next registration statement filed by the Company with the SEC. Upon termination of the Agreement, Mr. Goforth has agreed, for a period of two (2) years thereafter, not to solicit for his own benefit, any business of the same or similar nature to any business conducted by the Company or any subsidiary during the term of the Agreement from any entities with which the Company conducted business during the term of the Agreement.

    On March 1, 1995, the Company and Timothy P. Powell, Executive Vice President--Data Services, entered into an Employment Agreement (the "Agreement"). Under the terms of the Agreement, Mr. Powell agreed to serve in the capacity of Executive Vice President--Data Services of the Company for a term of three years ending December 31, 1998. As compensation for services to be rendered by Mr. Powell under the terms of the Agreement, he is entitled to receive a base salary (the "Base Salary") at a rate of Seventy-two Thousand and No/100 Dollars ($72,000) per year payable in accordance with the Company's established payroll procedures and commission based compensation related to client originations. Effective September 1997, Mr. Powell's Base Salary was increased to $120,000. Mr. Powell is entitled to participate in all benefit plans, including stock option plans, provided by the Company on the same basis as other executive officers of the Company. Furthermore, Mr. Powell is entitled to three weeks of paid vacation. The Agreement may be terminated by the Company without cause, in which event Mr. Powell is entitled to receive 25% of all salary due for the remainder of the Agreement. The Agreement may also be terminated by the Company for cause at any time the Board of Directors determines Mr. Powell has been convicted of a felony or has engaged in gross malfeasance or willful misconduct in performing his duties under the Agreement. In the event Mr. Powell is terminated for cause, he shall be entitled to receive any accrued but unpaid salary and bonus compensation.

    On March 1, 1997, the Company and Ann C. McDearmon, Executive Vice President--Director of Marketing, entered into a revised Employment Agreement (the "Agreement"). Under the terms of the Agreement, Ms. McDearmon agreed to serve in the capacity of Executive Vice President--Director of Marketing of the Company for a term of three years from December 31, 1997. As compensation for services to be rendered by Ms. McDearmon under the terms of the Agreement, she is entitled to receive a base salary (the "Base Salary") at a rate of Sixty Thousand and No/100 Dollars ($60,000) per year payable in accordance with the Company's established payroll procedures and commission based compensation related to client originations. Ms. McDearmon is entitled to participate in all benefit plans, including stock option plans, provided by the Company on the same basis as other executive officers of the Company. Furthermore, Ms. McDearmon is entitled to four weeks of paid vacation. McDearmon also received options to purchase 250,000 shares of Common Stock at a price of $1.25 per share. These options will be effective for the life of the Agreement and one year after. The Agreement may be terminated by the Company without cause, in which event Ms. McDearmon is entitled to receive 25% of all salary due for the remainder of the Agreement. The Agreement may also be terminated by the Company for cause at any time the Board of Directors determines Ms. McDearmon has been convicted of a felony or has engaged in gross malfeasance or willful misconduct in performing her duties under the Agreement. In the event Ms. McDearmon is terminated for cause, she shall be entitled to receive any accrued but unpaid salary and bonus compensation.

STOCK OPTIONS

    During fiscal 1997, W. Mack Goforth and Ann C. McDearmon received options to purchase 200,000 shares of Common Stock at $1.06 per share and 250,000 shares of Common Stock at $1.25 per share, respectively. Mr. Goforth's options vest at a rate of 50,000 options per year beginning October 1998.

Ms. McDearmon's options are fully vested, with none having been exercised during fiscal 1997. The options issued to Ms. McDearmon expire upon the termination of her employment with the Company. See "--Employment Agreements" for a discussion of the terms and conditions of the options granted to Mr. Goforth. L. Cade Havard, the former Chairman of the Board, Chief Executive Officer and President of the Company, exercised options to purchase an aggregate of 720,000 shares of Common Stock during fiscal 1997. Mr. Havard's remaining options to purchase 280,000 shares of Common Stock, at a purchase price of $1.25 per share, were canceled upon the termination of Mr. Havard's employment agreement in February 1998. See "Prospectus Summary--The Company."

    During fiscal 1997, the Company granted options to purchase 50,000 shares of Common Stock, at an exercise price of $1.50 per share, to an employee of the Company. The option vests over the period commencing June 1998 and ending June 2000 and expires upon the termination of the holder's employment with the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                NUMBER OF         PERCENT OF TOTAL
                                                               SECURITIES       OPTIONS/SARS GRANTED    EXERCISE OR
                                                           UNDERLYING OPTIONS/     TO EMPLOYEES IN      BASE PRICE
NAME                                                        SARS GRANTED (#)         FISCAL 1997          ($/SH)
---------------------------------------------------------  -------------------  ---------------------  -------------
W. Mack Goforth, Chairman of the Board, Chief Executive
  Officer and Chief Financial Officer....................         200,000                 15.4%          $    1.06
Timothy P. Powell, Executive Vice President--Data
  Services...............................................               0                     0                  0
Ann C. McDearmon, Executive Vice President-- Director of
  Marketing..............................................         250,000                 19.2%          $    1.25
L. Cade Havard, former Chairman of the Board, Chief
  Executive Officer and President........................         800,000                 61.5%          $    1.25

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED IN-THE-
                                                              UNDERLYING UNEXERCISED       MONEY OPTIONS AT FISCAL
                                                            OPTIONS AT FISCAL YEAR-END             YEAR-END
                                                            --------------------------  ------------------------------
NAME/TITLE                                                  EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -------------  ---------------
W. Mack Goforth, Chairman of the Board, Chief Executive
  Officer and Chief Financial Officer.....................           0        200,000           N/A             N/A
Timothy P. Powell, Executive Vice President--Data
  Services................................................           0              0             0               0
Ann C. McDearmon, Executive Vice President-- Director of
  Marketing...............................................     250,000              0     $       0       $       0
L. Cade Havard, Chairman of the Board, Chief Executive
  Officer and President...................................     280,000              0     $       0       $       0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In early 1995, ETC-Texas purchased certain of the assets of Sterling National Corporation ("Sterling"), a company wholly owned and operated by L. Cade Havard, the former Chairman of the Board, Chief Executive Officer and President of the Company, in exchange for a cash payment of $210,000 and the issuance of 3,965,100 shares of ETC-Texas common stock. Sterling is currently in the business of factoring accounts receivable, and is the record owner of 6,224 shares of Common Stock. There are no current arrangements between the parties and none are presently contemplated.

    On December 12, 1995, ETC-Texas entered into a marketing agreement (the "Marketing Agreement") with MS3. Rick Snyder, the principal owner of MS3, is a former director of the Company. Under the terms of the Marketing Agreement, MS3 is to assist the Company in identifying and bringing under contract clients requiring claims processing services. As of December 31, 1997, MS3 was owed $32,857 under the Marketing Agreement.

    On January 18, 1996, ETC-Texas entered into a consulting agreement with Michael Eckstein, a director of the Company, pursuant to which Mr. Eckstein agreed to assist ETC-Texas in identifying and placing under contract TPAs, preferred provider organizations and other managed care companies which may be able to utilize the Company's claims processing services. Under the terms of this agreement, Mr. Eckstein is entitled to receive compensation on a monthly basis equal to $3,500 and commissions equal to 8% of the "gross income from revenue," as defined in the agreement, realized by the Company from clients generated by Mr. Eckstein.

    On April 1, 1996, Solo issued 201,112 shares of its common stock to L. Cade Havard, the then Chairman of the Board and Chief Executive Officer of Solo, in satisfaction of $201,112 of debt owed by Solo to Mr. Havard.

    The Company is a party to an equipment lease and stock option agreement (the "Lease Agreement"), dated April 23, 1996, with Ironwood Leasing Ltd., a Texas corporation ("Ironwood"). Principals of Ironwood, including Dennis Barnes, a director of the Company, are also stockholders of the Company. Under the terms of the Lease Agreement, the Company leases certain scanning equipment necessary to scan paper claims and convert them into electronically transmittable claims data information. Under the Lease Agreement, the Company has granted to Ironwood the option to either (i) sell to the Company all the equipment referenced in the Lease Agreement in exchange for the number of shares of Common Stock equal to the purchase price for said equipment divided by 1.25 per share or (ii) purchase, at a per share price of $1.25, the number of shares of Common Stock equal to the purchase price of the equipment divided by 1.25 whereby the Company may in turn purchase the equipment referenced in the Lease Agreement at the expiration of the lease term for $1.00. On June 20, 1996, Ironwood waived the escrow requirements imposed pursuant to the Lease Agreement for the period ending June 30, 1996. Ironwood further agreed that the Company would not have to comply with the escrow provisions of the Lease Agreement until the Company had received 30-days written notice from Ironwood. The Lease Agreement is for a term of five years and automatically renews for consecutive one-year periods unless a party thereto notifies the other of its intent to terminate the Lease Agreement 90 days prior to the end of the renewal term.

    Effective May 1, 1996, Roy W. Mers ("Mers") resigned from his position as President and director of ETC-Texas. As a consequence to his resignation, ETC-Texas and Mers entered into a Settlement Agreement the obligations of which were assumed by the Company. Pursuant to the agreement, ETC-Texas agreed to compensate Mers for his efforts in assisting ETC-Texas in obtaining financing for its business ventures. The agreement terminated on August 1, 1997 with no compensation being paid to Mr. Mers.

    Effective April 1, 1997, the Company completed a business combination with Electra-Net, L.C. ("Electra-Net") by assuming its net liabilities. Electra-Net is a limited liability company wholly owned and controlled by L. Cade Havard. Mr. Havard received shares of Common Stock as additional consideration in the transaction. In December 1997, Mr. Havard returned all shares of Common Stock received in the transaction, pending a review by the Board of Directors of the appropriateness of the consideration paid. After a review of the nature of the business combination, it was determined by the Board that Mr. Havard was not entitled to any additional consideration.

    On May 2, 1997, the Company and Elaine Boze, the Company's General Counsel and a member of the Board of Directors, entered into a Severance Agreement and General Release (the "Severance Agreement") whereby Ms. Boze resigned as General Counsel and a director of the Company. Under the terms of the Severance Agreement, Ms. Boze received a $25,000 separation payment and is entitled to a continuation of her health care benefits until such time as Ms. Boze becomes employed by an entity providing similar benefits. In consideration for the foregoing, Ms. Boze agreed to non-competition, confidentiality and non-solicitation covenants which expire on May 2, 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table provides certain information based on the outstanding securities of the Company as of March 9, 1998, with respect to each director, executive officer and beneficial owner of more than 10% of the Common Stock and all corporate officers and directors as a group.

                                                                                       AMOUNT OF      PERCENT OF
                                                                                       BENEFICIAL     OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)                                             OWNERSHIP     COMMON STOCK
-------------------------------------------------------------------------------------  ----------  -----------------
W. Mack Goforth(3)...................................................................           0              0
Timothy P. Powell(3)(4)..............................................................     446,666            3.0
Dennis Barnes(3).....................................................................      45,782              *
Michael Eckstein(3)..................................................................     100,000              *
David O. Hannah(3)...................................................................     738,813            5.2
Scott A. Stewart(3)..................................................................      62,337              *
Ann C. McDearmon(5)..................................................................     300,000            2.1
All executive officers and directors as a group (7 persons as to the Company)........   1,693,598           11.4
Special Situations Private Equity Fund, L.P.(6)(7)...................................   2,000,000           13.8
Special Situations Cayman Fund, L.P.(6)(8)...........................................   1,000,000            7.0
L. Cade Havard(9)....................................................................   2,867,028           20.3

------------------------

*   Indicates less than 1%.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days following the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

(2) Unless otherwise indicated, the address of each beneficial owner identified is: c/o the Company, 5025 Arapaho Road, Suite 501, Dallas, Texas 75248.

(3) Director of the Company.

(4) Represents options to purchase 446,666 shares of Common Stock from the Sterling National Corporation Trust. The options are fully vested and have an exercise price of $.001 per share.

(5) Includes options to purchase 250,000 shares of Common Stock at an exercise price of $1.25 per share.

(6) Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P. are affiliated entities managed through investment advisors principally owned by Austin W. Marxe and David M. Greenhouse. See "Selling Stockholders" and "Agreements with Selling Stockholders."

(7) Includes the right to purchase 368,188 shares of Common Stock under the terms of the Purchase Agreement. See "Prospectus Summary--The Company."

(8) Includes the right to purchase 184,093 shares of Common Stock under the terms of the Purchase Agreement. See "Prospectus Summary--The Company."

(9) Includes (i) 500,214 shares of Common Stock issued in the name of Mr. Havard's minor children over which Mr. Havard exercises sole voting and investment power; (ii) 6,224 shares of Common Stock issued in the name of Sterling, of which Mr. Havard is the sole stockholder and (iii) 500,000 shares of Common Stock issued in the name of Anneal O. Havard, the wife of
    L. Cade Havard.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Company's authorized capital consists of 20,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock").

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share in all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights for the election directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company remaining after provision for payment of liabilities in satisfaction of the liquidation preference of any shares of Preferred Stock that may be issued and outstanding. The holders of Common Stock have no preemptive, subscription, redemptive or conversion rights. The rights, preferences and privileges of the holders of Common Stock may be subject to those of holders of Preferred Stock, if such securities should ever be issued. See "--Preferred Stock."

PREFERRED STOCK

    The Board of Directors of the Company is authorized, without further stockholder action, to issue any of the undesignated shares of Preferred Stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences of such shares of the Preferred Stock.

WARRANTS

    ANDREW WARRANTS. On June 10, 1995, the Company entered into a consulting agreement with Ken Andrew. In connection with the consulting agreement, the Company issued to Mr. Andrew 420,000 Common Stock Purchase Warrants (the "Andrew Warrants") to purchase 420,000 shares of Common Stock at $1.25 per share until February 28, 2004. At March 9, 1998, none of the Andrew Warrants had been exercised.

    TYLER WARRANTS. In February 1997, the Company issued to each of Craig Tyler and Mark Tyler 50,000 Common Stock Purchase Warrants (the "Tyler Warrants") to purchase 50,000 shares of the Company's Common Stock at $1.25 per share until February 28, 2004. At March 9, 1998, none of the Tyler Warrants had been exercised.

CONVERTIBLE DEBENTURES

    In June 1997, the Company completed the private placement of $150,000 of its 12% Subordinated Convertible Debentures (the "Convertible Debentures") to two accredited investors. The proceeds from this offering were used for working capital. The Convertible Debentures are due on May 12, 1998 and are unsecured. The outstanding Convertible Debentures are convertible into approximately 83,707 shares of the Company's Common Stock, subject to adjustment upon certain events. The conversion price is $1.25 per share which amount includes accrued and unpaid principal plus accrued and unpaid interest. In September 1997, $50,000 of the aggregate principal amount of the Convertible Debentures plus accrued but unpaid interest thereon was converted into 41,653 shares of Common Stock. See "Selling Stockholders."

REGISTRATION RIGHTS

    Certain holders of the Company's securities have been granted registration rights for their Common Stock. These include certain piggyback and demand registration rights (i) held by the holders of the Convertible Debentures for shares of the Common Stock received upon conversion of the Convertible Debentures, (ii) for shares upon exercise of options granted to certain employees of the Company, and (iii) for shares acquired by the Investors pursuant to the terms of the Purchase Agreement. See "Selling Stockholders" and "Agreements with Selling Stockholders."

TRANSFER AGENT

    The Transfer Agent for the Company's Common Stock is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, (972) 447-9890.

                      LIMITATION OF LIABILITY OF DIRECTORS

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER

    Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on material information reasonably available to them. Absent the limitations authorized by such provisions, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provisions, the Company's Charter limits the personal liability of the Company's directors, in their capacity as directors (but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL. Specifically, a Company director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct and knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and
(iv) any transaction from which the director derived an improper personal benefit.

    The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. However, the inclusion of this provision together with the provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the market price of the Common Stock. As of the date of this Prospectus, there are approximately 14,109,358 shares of Common Stock outstanding. The Shares offered hereby will be eligible for public sale without restriction, except as may be sold or purchased by affiliates of the Company (those controlling or controlled by or under common control with the Company and generally deemed to include officers and directors). Of the 14,109,358 shares of Common Stock outstanding, 2,835,206 shares are presently deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Additionally, there are outstanding options and warrants to purchase an aggregate 1,476,942 shares of

Common Stock which will be restricted shares under the Securities Act. See "Management" and "Description of Securities."

    Effective April 29, 1997, the SEC adopted amendments to Rule 144 to shorten the holding period for restricted securities, generally being those securities purchased in unregistered private placements. As a result of these amendments, and subject to satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated into such affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale. Subject to the volume and holding period limitations of Rule 144, 100,000 outstanding shares of Common Stock are eligible for sale under Rule 144. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. No restricted shares of Common Stock would be eligible for sale under the provisions of Rule 144(k).

    The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                              SELLING STOCKHOLDERS

    The 2,571,872 Shares of Common Stock offered hereby are being sold pursuant to this Prospectus by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. See "Plan of Distribution."

    Except as described below and in "Agreements with Selling Stockholders" herein, none of the Selling Stockholders has ever held any position or office with the Company or had any other relationship with the Company or its affiliates.

    The table below sets forth the beneficial ownership of the Company's Common Stock by the Selling Stockholders at March 9, 1998, and after giving effect to the sale of the Shares offered hereby.

                                                     BENEFICIAL                               BENEFICIAL
                                                      OWNERSHIP                    SHARES      OWNERSHIP
                                                      PRIOR TO        PERCENT       TO BE        AFTER         PERCENT
SELLING STOCKHOLDER                                   OFFERING        OF CLASS      SOLD       OFFERING       OF CLASS
-------------------------------------------------  ---------------  ------------  ---------  -------------  -------------
Special Situations Private Equity Fund, L.P......      2,000,000          13.8%   1,631,812     368,188(1)         2.5%
Special Situations Cayman Fund, L.P..............      1,000,000           7.0%     815,907     184,093(2)         1.3
Teresa Herring...................................         10,413         *           10,413           0              0
Marilyn Hamrick..................................         10,413         *           10,413           0              0
Nancy Powell.....................................         20,827         *           20,827           0              0
Queensland America Corp..........................         12,500         *           12,500           0              0
Ethel C. Radzewicz...............................         20,000         *           20,000           0              0
Tammy L. Newman..................................         20,000         *           20,000           0              0
Robert L. Bonomi.................................         30,000         *           30,000           0              0

--------------------------

*   Indicates less than 1%.

(1) Includes the right to purchase 368,188 shares of Common Stock under the terms of the Purchase Agreement. See "Prospectus Summary--The Company."

(2) Includes the right to purchase 184,093 shares of Common Stock under the terms of the Purchase Agreement. See "Prospectus Summary--The Company."

                              PLAN OF DISTRIBUTION

    The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise through The OTC Bulletin Board, or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares, as the case may be, from whom such broker-dealers may act as agent or to whom they sell as principal or both. The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                      AGREEMENTS WITH SELLING STOCKHOLDERS

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P. AND SPECIAL SITUATIONS CAYMAN FUND,
  L.P.

    On December 17, 1997, the Company entered into the Purchase Agreement pursuant to which the Investors obtained the right to purchase up to an aggregate of 3,000,000 shares of Common Stock for total consideration of $1,500,000 or $0.50 per share. The Purchase Agreement calls for the sale and purchase of the shares to occur in two tranches. On December 17, 1997, the Investors purchased an aggregate of

2,447,719 shares of Common Stock, which represent certain of the Shares being registered in this Prospectus, for total cash consideration of $1,223,859.50 (the "First Closing"). The Investors may in turn purchase the remaining 552,281 shares of Common Stock upon the satisfaction by the Company of certain conditions (the "Second Closing"). See "Prospectus Summary--The Company."

    Under the terms of the Purchase Agreement, the Company, on or before the date 45 days after the First Closing, is obligated to file a registration statement under the Securities Act for the purpose of effecting the registration of the 2,447,719 shares acquired at the First Closing. The Investors have extended the filing date for the registration statement required as a result of the First Closing. In the event the Second Closing is effected, the Company will be obligated to register the shares of Common Stock acquired by the Investors within 45 days of the closing date of the Second Closing. Furthermore, the Selling Stockholders have been granted piggyback registration rights with regard to the shares acquired or to be acquired under the terms of the Purchase Agreement. See "Selling Stockholders."

12% SUBORDINATED CONVERTIBLE DEBENTURE HOLDERS

    Under the terms of the Convertible Debentures, the holders thereof are entitled to convert every $1.25 of the principal amount of accrued and unpaid interest due on the Convertible Debentures into one share of Common Stock and have such shares registered with the SEC pursuant to certain piggy-back registration rights. In September 1997, Mary Margaret Cook converted $50,000 of principal plus accrued and unpaid interest into 41,653 shares of Common Stock (the "Cook Shares"). Ms. Cook then directed that the Cook Shares be distributed as follows: 10,413 Cook Shares to Teresa Herring, 10,413 Cook Shares to Marilyn Hamrick and 20,827 Cook Shares to Nancy Powell. The Company has agreed to include the Cook Shares in the registration statement of which this Prospectus is a part. See "Selling Stockholders."

SOLO DEBENTURE HOLDERS

    In connection with the Settlement of certain obligations owed to holders of debentures originally sold by Solo, the Company issued 12,500 shares of Common Stock to Queensland America Corp. and 20,000 shares of Common Stock to Ethel C. Radzewicz. In connection with the issuance of the foregoing securities, the Company granted piggy-back registration rights to the holders thereof. The Company has agreed to register the shares held by Queensland America Corp. and Ethel C. Radzewicz in the registration statement of which this Prospectus is a part. See "Selling Stockholders."

EMPLOYEES

    The aggregate of 50,000 shares of Common Stock being registered for Tammy L. Newman and Robert L. Bonomi were originally issued to said individuals as a result of their exercise of employee stock options to purchase an identical number of shares. The Company had agreed to register the shares underlying such options in a registration statement on Form S-8; however, the referenced employees exercised their options prior to the filing of such registration statement. In light of the foregoing, the Company has agreed to register the shares of Common Stock issued to Ms. Newman and Mr. Bonomi as a result of the exercise of their options in the registration statement of which this Prospectus is a part. See "Selling Stockholders."

                                 LEGAL MATTERS

    The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202.

                                    EXPERTS

    The financial statements of the Company appearing in this Prospectus have been audited by Simonton, Kutac & Barnidge, L.L.P., independent certified public accountants, as set forth in their report appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEPENDENT AUDITORS' REPORT

January 30, 1998

To the Board of Directors
of Electronic Transmission Corporation:

    We have audited the accompanying balance sheets of Electronic Transmission Corporation, a Delaware corporation, as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Transmission Corporation as of December 31, 1996 and 1997, and the results of operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    As described in Note 3, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced net losses of $2,470,684 and $1,999,404 for the years ended December 31, 1996 and 1997, respectively. Additionally, the Company's current liabilities exceeded its current assets by $562,394 and had an accumulated deficit of $6,976,881 at December 31, 1997. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 3. Unless the Company obtains an increased customer base, it will not be able to meet its obligations as they come due and it will be unable to execute its long-term business plan. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Simonton, Kutac & Barnidge, L.L.P.

Houston, Texas

                      ELECTRONIC TRANSMISSION CORPORATION
                                 BALANCE SHEETS
                                     ASSETS

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1996           1997
                                                                                      -------------  -------------
Current Assets:
  Cash and cash equivalents.........................................................  $      50,125  $     548,565
  Accounts receivable...............................................................        264,559        353,818
  Current portion, capital lease receivable.........................................         25,095         27,723
  Prepaid assets....................................................................         15,286         20,780
                                                                                      -------------  -------------
    Total Current Assets............................................................        355,065        950,886
                                                                                      -------------  -------------
Property and Equipment, net.........................................................        521,576        866,398
                                                                                      -------------  -------------
Capital lease receivable............................................................         27,723       --
Deposits and other..................................................................         14,610          8,490
                                                                                      -------------  -------------
                                                                                             42,333          8,490
                                                                                      -------------  -------------
Total Assets........................................................................  $     918,974  $   1,825,774
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                        LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued liabilities..........................................  $     567,188  $   1,161,070
  Notes payable and convertible debentures..........................................       --              249,970
  Current portion, capital lease obligations........................................         95,206        102,240
                                                                                      -------------  -------------
    Total Current Liabilities.......................................................        662,394      1,513,280
Note payable--ETC Transaction Corporation...........................................        779,575       --
Due to shareholder..................................................................        339,208       --
Long-term capital lease obligations.................................................        114,106         25,587
                                                                                      -------------  -------------
    Total Liabilities...............................................................      1,895,283      1,538,867
                                                                                      -------------  -------------
Stockholders' Equity:
  Preferred stock, $1 par value, 2,000,000 shares authorized; no shares issued and
    outstanding.....................................................................       --             --
  Common stock, $0.001 par value, 15,000,000 shares authorized; 7,153,601 and
    14,026,024 shares issued and outstanding, respectively..........................      2,475,637         14,026
  Additional paid-in-capital........................................................        322,067      7,249,762
  Accumulated deficit...............................................................     (3,774,013)    (6,976,881)
                                                                                      -------------  -------------
    Total Stockholders' Equity......................................................       (976,309)       286,907
                                                                                      -------------  -------------
Total Liabilities & Stockholders' Equity............................................  $     918,974  $   1,825,774
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                      ELECTRONIC TRANSMISSION CORPORATION
                            STATEMENTS OF OPERATIONS

                                                                                      FOR THE YEARS ENDED DECEMBER
                                                                                                  31,
                                                                                      ----------------------------
                                                                                          1996           1997
                                                                                      -------------  -------------
Service revenues....................................................................  $     831,323  $   3,249,492
                                                                                      -------------  -------------
Costs and Expenses:
  Costs of revenues.................................................................        568,474      1,682,083
  Selling, general and administrative...............................................        826,285      3,406,709
  Depreciation and amortization.....................................................        111,420        270,186
  Start-up costs....................................................................        395,866       --
  Research and development..........................................................      1,469,858       --
                                                                                      -------------  -------------
    Total Costs and Expenses........................................................      3,371,903      5,358,978
                                                                                      -------------  -------------
Loss from operations................................................................     (2,540,580)    (2,109,486)
Other Income (Expense):
  Interest expense, net.............................................................        (34,230)       (87,328)
  Other income......................................................................        104,126         88,148
                                                                                      -------------  -------------
    Total Other Income..............................................................         69,896            820
                                                                                      -------------  -------------
Loss before income tax expense and extraordinary item...............................     (2,470,684)    (2,108,666)
Income tax benefit..................................................................       --               36,000
                                                                                      -------------  -------------
Loss before extraordinary item......................................................     (2,470,684)    (2,072,666)
Extraordinary item--extinguishment of debt, net of applicable income taxes of
  $36,000...........................................................................       --               73,262
                                                                                      -------------  -------------
Net loss............................................................................  $  (2,470,684) $  (1,999,404)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Loss per common share:
  Basic.............................................................................  $       (0.36) $       (0.23)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Diluted...........................................................................  $       (0.36) $       (0.24)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Weighted average common shares outstanding:
  Basic.............................................................................      6,906,593      8,960,723
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Diluted...........................................................................      6,906,593      8,751,524
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                      ELECTRONIC TRANSMISSION CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK           ADDITIONAL
                                         ---------------------------    PAID-IN      ACCUMULATED
                                            SHARES        AMOUNT        CAPITAL        DEFICIT         TOTAL
                                         ------------  -------------  ------------  -------------  -------------
Balance at December 31, 1995...........     6,158,210  $   1,494,023  $    --       $  (1,303,329) $     190,694
Issuance of shares for cash............       732,766        718,989       --            --              718,989
Issuance of shares for services........       262,625        262,625       --            --              262,625
Compensation expense...................       --            --             322,067       --              322,067
Net loss...............................       --            --             --          (2,470,684)    (2,470,684)
                                         ------------  -------------  ------------  -------------  -------------
Balance at December 31, 1996...........     7,153,601      2,475,637       322,067     (3,774,013)      (976,309)
Merger with ETC
  Transaction Corporation..............     2,007,144      1,704,569       --          (1,050,938)       653,631
Conversion of Electronic Transmission
 Corporation Stock on 1 for 1.25
 Basis.................................     1,788,401       --             --            --             --
Reclass for par value $0.001...........       --          (4,169,257)    4,169,257       --             --
Conversion of debentures...............        74,153             74        84,494       --               84,568
Issuance of shares for cash............     2,682,725          2,683     1,231,311       --            1,233,994
Issuance of shares for services........       320,000            320       399,680       --              400,000
Capital contribution...................       --            --             721,733       --              721,733
Compensation expense...................       --            --             321,220       --              321,220
Deemed dividend........................       --            --             --            (152,526)      (152,526)
Net loss...............................       --            --             --          (1,999,404)    (1,999,404)
                                         ------------  -------------  ------------  -------------  -------------
Balance at December 31, 1997...........    14,026,024  $      14,026  $  7,249,762  $  (6,976,881) $     286,907
                                         ------------  -------------  ------------  -------------  -------------
                                         ------------  -------------  ------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                      ELECTRONIC TRANSMISSION CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                                         FOR THE YEARS ENDED
                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996           1997
                                                                                     -------------  -------------
Cash Flows from Operations:
Net loss...........................................................................  $  (2,470,684) $  (1,999,404)
Adjustments to Reconcile Net Loss to
 Net Cash Provided (Used) by Operations:
    Non-cash issuance of common stock for services rendered........................        262,625        400,000
    Non-cash compensation from stock options.......................................        322,067        321,220
    Depreciation and amortization..................................................        111,420        270,186
    Increase in accounts receivable-trade..........................................       (229,298)       (91,551)
    Decrease (increase) in employee advances.......................................        (22,469)        25,162
    Increase in prepaid expenses...................................................        (11,531)        (5,493)
    Decrease (increase) in deposits and other assets...............................        (10,174)         2,067
    Increase (decrease) in accounts payable........................................        172,020        (14,485)
    Increase in accrued expenses...................................................        120,395        240,260
    Increase in accrued payroll and taxes..........................................         80,695        125,615
    Increase (decrease) in accrued interest payable................................         27,800        (46,870)
                                                                                     -------------  -------------
  Net Cash Provided (Used) by Operating Activities.................................     (1,647,134)      (773,293)
                                                                                     -------------  -------------
Cash Flows from Investing Activities:
    Payments on capital lease receivable...........................................         11,642         25,095
    Purchases of furniture and equipment...........................................       (312,580)      (368,962)
                                                                                     -------------  -------------
  Net Cash Used in Investing Activities............................................       (300,938)      (343,867)
                                                                                     -------------  -------------
Cash Flows from Financing Activities:
    Issuance of convertible debentures.............................................       --              150,000
    Payments on convertible debentures.............................................       --              (20,000)
    Proceeds from notes payable....................................................        779,575        202,000
    Payments on notes payable......................................................       --              (52,030)
    Payments on capital leases payable.............................................        (37,202)       (98,231)
    Net proceeds (payment) of shareholder loans....................................        421,949       (521,866)
    Capital contribution...........................................................       --              721,733
    Issuance of common stock for cash..............................................        718,990      1,233,994
                                                                                     -------------  -------------
  Net Cash Provided by Financing Activities........................................      1,883,312      1,615,600
                                                                                     -------------  -------------
Net increase (decrease) in cash....................................................        (64,760)       498,440
Cash and equivalents, beginning of period..........................................        114,885         50,125
                                                                                     -------------  -------------
Cash and equivalents, end of period................................................  $      50,125  $     548,565
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                      ELECTRONIC TRANSMISSION CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Electronic Transmission Corporation ("ETC" or "Company"), a Delaware corporation, provides services to self-insured companies, third party administrators that pay claims for self-insured companies and other medical provider networks or cost containment companies providing services to self-insured companies. The Company's automation capabilities encompass the entire workflow process involved in processing and paying healthcare claims. Additionally, the Company provides third party administrative services which it will operate through its wholly owned subsidiary in 1998. Revenues are derived primarily from commerce within the United States.

    Effective February 11, 1997, ETC completed a merger with and into ETC Transaction Corporation, formerly known as Solo Petroleums Ltd. The merger is in effect a reverse acquisition and is accounted for as a recapitalization of ETC, with ETC as the acquirer (see Note 2). Effective February 11, 1997, the name of ETC Transaction Corporation was changed to Electronic Transmission Corporation, with the Certificate of Incorporation being duly amended to reflect the change of name.

    CONSOLIDATION--The financial statements do not include the accounts of ETC Administrative Services, Inc., a Texas corporation and wholly owned subsidiary, which did not become active until January 1998. Upon activation of the subsidiary, all intercompany accounts and transactions will be eliminated.

    DEVELOPMENT STAGE--ETC was in the development stage until the last quarter of 1996, as it had no significant revenues. In the last quarter, a long-term contract was executed with a large national self-insured corporation and operations commenced. Start-up costs incurred during the period of developing ETC's business plan are expensed as incurred in accordance with generally accepted accounting principles. Research and development costs incurred are expensed as incurred in accordance with generally accepted accounting principles.

    REVENUE RECOGNITION--The Company recognizes revenue when services are performed.

    CASH AND CASH EQUIVALENTS--For purposes of the statements of cash flows, the Company considers any short-term cash investments with a maturity of three months or less to be a cash equivalent.

    ACCOUNTS RECEIVABLE--The Company's trade receivables arise from sales in the normal course of business. ETC uses the allowance method to account for uncollectible accounts; in management's opinion, all accounts are collectible and no allowance is necessary at December 31, 1996 and December 31, 1997.

    OFFICE FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS--Office furniture, equipment and leasehold improvements are stated at cost. Maintenance and repairs are charged to operating expense. Costs of significant improvements and renewals are capitalized. Depreciation is provided on the straight-line basis over the following useful lives:

                                                                          ESTIMATED
                                                                           USEFUL
                                                                            LIVES
                                                                         -----------
Office furniture.......................................................     5 years
Computer and office equipment..........................................     3 years
Computer software......................................................     3 years
Leasehold improvements.................................................     5 years

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Periodically, the Company evaluates whether changes have occurred that would require revision of the remaining estimated useful lives of the equipment or rendered the value of the equipment not recoverable. The recoverability is evaluated by estimating the future cash flows expected to result from use of the asset and its eventual disposition. Equipment as of December 31, 1997 is not considered to be impaired.

    INCOME TAXES--ETC utilizes the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    LOSS PER SHARE--Loss per common share was calculated by dividing the Company's net loss by the weighted average common shares outstanding. Certain common stock equivalents were excluded from the calculation, as such inclusion would have had an antidilutive effect.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of short and long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar maturities. None of the financial instruments are held for trading purposes.

    USE OF ESTIMATES AND ASSUMPTIONS--Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

    STOCK-BASED COMPENSATION--The Company has an incentive stock option plan. Compensation costs arising from the plan will be recorded as an expense. The measurement date for determining compensation costs is the date of the grant. Compensation cost is the excess, if any, of the quoted market price of the stock at date of grant over the amount the employee must pay to acquire the stock. Compensation cost is recognized as an expense over the period of employment attributable to the option. The Company measures compensation costs using the "intrinsic value based method" of accounting for stock issued to employees.

    RECLASSIFICATIONS--Certain amounts for the year ended December 31, 1996, have been reclassified to conform with the December 31, 1997 presentation. The reclassifications have no effect on net income for the year ended December 31, 1996.

NOTE 2--MERGER

    Effective February 11, 1997, ETC completed a merger with ETC Transaction Corporation, formerly known as Solo Petroleums Ltd. The merger was effected by ETC Transaction Corporation issuing 1.25 shares for each issued and outstanding common share in ETC. At the date of merger, ETC had 7,153,601 shares issued and outstanding and accordingly, the merger resulted in the issuance of 10,949,146 shares in ETC Transaction Corporation for all of the issued and outstanding common shares of Electronic Transmission Corporation. A special meeting of the shareholders of ETC was held on January 31, 1997, at which

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 2--MERGER (CONTINUED)
time the shareholders ratified and approved the terms and conditions of the Merger Agreement and authorized the Board of Directors of ETC to effect the merger. ETC Transaction Corporation held its annual meeting on February 11, 1997, at which time the shareholders ratified and approved both the Continuance of ETC Transaction Corporation into the State of Delaware and the Merger Agreement and authorized the Board of Directors to effect the merger. ETC and ETC Transaction Corporation executed the merger transaction as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). ETC and ETC Transaction Corporation did not recognize any gain or loss as a result of the merger. The merger is in effect a reverse acquisition and is accounted for as a recapitalization of ETC, with ETC as the acquirer. Effective February 11, 1997, the name of ETC Transaction Corporation was changed to Electronic Transmission Corporation, with the Certificate of Incorporation being duly amended to reflect the change of name.

NOTE 3--GOING CONCERN AND CONTINUED OPERATIONS

    The financial statements have been prepared on the assumption that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or classification of liabilities which may result from the inability of the Company to continue as a going concern. ETC sustained a net operating loss of $2,470,684 and $1,999,404 during the years ended December 31, 1996 and 1997, respectively. Cash used by operating activities for the same periods aggregated $1,647,134 and $773,293, respectively. Additionally, at December 31, 1997, ETC's current liabilities exceeded its current assets by $562,394. ETC's continued existence depends upon the success of management's efforts to raise sufficient capital and increase its customer base.

    Management plans to mitigate the going concern issues by marketing its services to large self-insured companies to expand its customer base and increase profitability. Management believes that it will be successful in generating sufficient cash to support its operations. There can be no degree of assurance that the Company will be successful in raising additional working capital or executing its business plan to the extent that it will be profitable.

NOTE 4--ACCOUNTS RECEIVABLE

    The following is a summary of accounts receivable:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1996        1997
                                                                                  ----------  ----------
Accounts receivable--trade......................................................  $  236,356  $  350,113
Employee receivables............................................................      28,203       3,041
Accounts receivable--other......................................................      --             664
                                                                                  ----------  ----------
                                                                                  $  264,559  $  353,818
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    In September 1997, the Company entered into an agreement whereby the Company has the right to sell certain receivables, with recourse, to a financial institution from time to time until September 1998. The maximum amount of outstanding receivables owned by the financial institution at any time is $500,000. The receivables are discounted at 2.75% of the face value of the receivables. The financial

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 4--ACCOUNTS RECEIVABLE (CONTINUED)
institution retains 20% of the face amount of outstanding receivables in a cash reserve account in the name of the Company. The Company is required to repurchase any receivables sold, which are in arrears more than ninety days, at the receivables amount net of unearned interest. During the year ended December 31, 1997, the Company received $1,080,806 from the sale of receivables. Receivables which were outstanding under the agreement at year-end amounted to $228,757. Required cash reserves included in cash and cash equivalents amounted to $45,751 at December 31, 1997. Discounts on the sale of receivables recorded as an expense in 1997 amounted to $38,500.

NOTE 5--CAPITAL LEASE RECEIVABLE

    The Company, as lessor, has entered into a non-cancellable lease for service equipment. Future minimum lease payments receivable under the non-cancellable lease at December 31, 1997 are as follows:

                                                                                                CAPITAL
                                                                                                LEASES
                                                                                               ---------
Total minimum lease payments during the years ended December 31, 1998........................  $  29,248
Less: amount representing interest...........................................................     (1,525)
                                                                                               ---------
Present value of minimum lease payments......................................................  $  27,723
                                                                                               ---------
                                                                                               ---------

NOTE 6--OFFICE FURNITURE AND EQUIPMENT

    The following is a summary of office furniture and equipment:

                                                                                     DECEMBER 31,
                                                                               -------------------------
                                                                                  1996          1997
                                                                               -----------  ------------
Furniture....................................................................  $   104,349  $    105,473
Computer & Office Equipment..................................................      458,178       615,521
Computer Software............................................................       92,836       544,368
Leasehold Improvements.......................................................        8,791         9,747
                                                                               -----------  ------------
                                                                                   664,154     1,275,109
Less: accumulated depreciation...............................................     (142,578)     (408,711)
                                                                               -----------  ------------
                                                                               $   521,576  $    866,398
                                                                               -----------  ------------
                                                                               -----------  ------------

    Depreciation expense was $110,405 and $266,133 for 1996 and 1997, respectively.

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 7--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    The following is a summary of accounts payable and accrued liabilities:

                                                                                      DECEMBER 31,
                                                                                ------------------------
                                                                                   1996         1997
                                                                                ----------  ------------
Accounts payable..............................................................  $  221,315  $    247,325
Accrued expenses..............................................................     128,248       596,272
Accrued payroll and taxes.....................................................     189,825       315,440
Accrued interest payable......................................................      27,800         2,033
                                                                                ----------  ------------
                                                                                $  567,188  $  1,161,070
                                                                                ----------  ------------
                                                                                ----------  ------------

NOTE 8--NOTES PAYABLE AND CONVERTIBLE DEBENTURES

    The following is a summary of notes payable:

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                     1996        1997
                                                                                  ----------  ----------
Note payable to corporation, interest at 12.0%, $7,553 principal including interest due monthly, remaining balance plus interest due upon maturity on May
  19, 1998; collateralized by option to purchase 113,000 shares of common stock
  at $1.50 per share............................................................  $   --      $  121,654
Note payable to bank, interest at 10.5%, $1,484 principal including interest due monthly, maturing September 15, 1998; collateralized by certain equipment and
  assignment of officer's life insurance policy.................................      --          28,316
Subordinated convertible debenture payable to corporation, interest at 12.0%
  payable semi-annually, principal due upon maturity at May 12, 1998, convertible at $1.25 per common share including principal and accrued
  interest......................................................................      --         100,000
                                                                                  ----------  ----------
                                                                                  $   --      $  249,970
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    Under an agreement with a leasing company discussed in Note 9, the Company has a $500,000 line of credit of which funding is based on the leasing companies ability to provide funds. As of December 31, 1997, the Company has made no draws under this agreement.

    During 1991 and 1992, ETC Transaction Corporation (formerly Solo Petroleums, Ltd.) issued $52,500 in short-term convertible debentures which were due 180 days from issuance bearing an interest rate of 20%. The debentures provided for the holder to receive ten common shares of ETC Transaction Corporation stock for each one U.S. dollar of debenture. In December 1997, the Company issued 32,500 shares of common stock on a $1-for-1 share basis in full settlement of the agreements. The remaining $20,000 debentures were paid in cash to the holders in full settlement.

    On May 14, 1997, the Company issued $50,000 in short-term subordinated convertible debentures which were due in one year. The debentures were convertible at $1.25 per common share including

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 8--NOTES PAYABLE AND CONVERTIBLE DEBENTURES (CONTINUED) principal and accrued interest. On September 22, 1997, the holder converted $52,067 of principal and interest into 41,653 of common stock.

NOTE 9--LEASE OBLIGATIONS PAYABLE

    The Company, as lessee, has entered into various non-cancellable leases for service equipment, vehicles, and office facilities. Future minimum lease payments under non-cancellable leases at December 31, 1997 are as follows:

FOR THE YEARS                                                            CAPITAL    OPERATING
ENDING DECEMBER 31,                                                      LEASES       LEASES
---------------------------------------------------------------------  -----------  ----------
1998.................................................................  $   110,095  $  183,680
1999.................................................................       26,487     189,375
2000.................................................................      --          195,071
Thereafter...........................................................      --          149,507
                                                                       -----------  ----------
Total minimum lease payments.........................................      136,582  $  717,633
                                                                                    ----------
                                                                                    ----------
  Less: amount representing interest.................................       (8,755)
                                                                       -----------
Present value of minimum lease payments..............................      127,827
  Less: current portion..............................................     (102,240)
                                                                       -----------
Long-term capital lease obligation...................................  $    25,587
                                                                       -----------
                                                                       -----------

    Rent expense during the years ended December 31, 1996 and 1997 for operating leases was $122,544 and $173,494, respectively, and is included in operating expenses.

    The cost of assets subject to capital leases included in office furniture and equipment is as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Computer & Office Equipment...........................................  $  182,053  $  198,801
Less: accumulated depreciation........................................     (21,044)    (84,520)
                                                                        ----------  ----------
                                                                        $  161,009  $  114,281
                                                                        ----------  ----------
                                                                        ----------  ----------

    In April 1996, the Company entered into an equipment lease agreement and stock option agreement with a leasing company which is recorded as a capital lease by the Company. The agreement is for a term of five years and allows the Company to lease certain equipment for amounts specified in the agreement with rental payments due on the first of each month. As of December 31, 1997, monthly payments required under the lease agreement amounted to $9,954 expiring in December 1999.

    At any time during the term of the agreement, the leasing company has the right to i) sell to ETC any or all of the equipment in exchange for the number of shares of ETC common stock, or stock of any company with which ETC merges, that is equal to the purchase price of the equipment divided by $1.25 per share or, ii) purchase, at $1.25 per share, the number of shares of ETC stock, or stock of the merged

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 9--LEASE OBLIGATIONS PAYABLE (CONTINUED) company, equal to the purchase price of the equipment divided by 1.25, and give ETC the option to purchase the equipment at the end of the lease for $1.00; provided, that if ETC issues, agrees to issue or grants an option to purchase ETC stock to any other person for a price less than $1.25 per share, the price payable to the leasing company will be reduced to such lower price. During December 1997, the Company sold common stock at a price of $0.50 per share; therefore, the leasing company has the option to purchase common stock at this price as discussed in Note 12.

    The leasing company agreement contains certain restrictive covenants which
(i) required ETC to escrow all accounts received which were derived from the use of this equipment, less third party costs, through March 31, 1996 or until any class of stock became registered with the Securities and Exchange Commission or otherwise became publicly traded, or the funds in escrow equalled the total purchase price of the equipment, and (ii) restricted ETC from issuing additional securities before ETC merged with a public company. ETC was in violation of each of these covenants and has obtained a waiver from the leasing company releasing ETC from any claims under the escrow requirement and violations relating to the issuance of securities.

NOTE 10--INCOME TAXES

    ETC has net operating loss carryforwards of approximately $4,519,000 that are available to offset any future income tax liability. The net operating loss carryforwards expire as follows:

FOR THE YEARS ENDING DECEMBER 31,                                                   EXPIRING
--------------------------------------------------------------------------------  ------------
2010............................................................................  $    880,000
2011............................................................................     2,006,000
2012............................................................................     1,633,000
                                                                                  ------------
Total...........................................................................  $  4,519,000
                                                                                  ------------
                                                                                  ------------

    Deferred income taxes result from the book versus tax accounting difference for net operating loss carryforwards, accrued payroll and stock option-based compensation. The Company has deferred tax assets amounting to approximately $1,115,000 and $1,627,000 at December 31, 1996 and 1997, respectively. The realization of the benefits from these deferred tax assets appears uncertain due to going concern questions. Accordingly, a valuation allowance has been recorded which offsets the deferred tax assets at December 31, 1996 and 1997.

    The components of the provision for federal income taxes are as follows as of December 31:

                                                                           1996        1997
                                                                        ----------  ----------
Currently payable.....................................................  $   --      $   --
Deferred..............................................................      --         (36,000)
                                                                        ----------  ----------
Federal income tax expense (benefit)..................................  $   --      $  (36,000)
                                                                        ----------  ----------
                                                                        ----------  ----------

    Deferred tax benefit results from the difference in extraordinary gain on extinguishment of debt which reduced the benefit of the net operating loss carryforwards and decreased the valuation allowance recorded against the deferred tax assets.

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 11--BUSINESS COMBINATION

    Effective April 1, 1997, the Company completed a business combination with Electra-Net, L.C. ("Electra-Net") by assuming their net liabilities. Electra-Net, L.C. is a company wholly owned and controlled by ETC's former Chairman of the Board, Chief Executive Officer, President and current shareholder.

    The transaction was accounted for using the purchase method as follows:

Assets Acquired:
  Cash............................................................  $   2,065
  Accounts receivable.............................................     76,061
  Computer hardware...............................................     20,908
                                                                    ---------
    Total assets..................................................  $  99,034
                                                                    ---------
Liabilities Assumed:
  Accounts payable................................................  $  15,711
  Loans payable...................................................    235,849
                                                                    ---------
    Total liabilities.............................................  $ 251,560
                                                                    ---------
Net Liabilities Assumed...........................................  $ 152,526
Consideration Paid:
  Cash............................................................  $  --
                                                                    ---------
  Total consideration.............................................     --
                                                                    ---------
Dividend paid to shareholder......................................  $ 152,526
                                                                    ---------
                                                                    ---------

    Treatment of the excess consideration (net liabilities assumed) for the business is accounted for as a deemed dividend in accordance with generally accepted accounting principles. Goodwill was not recorded since this transaction was consummated with a related party and this treatment would have constituted a step-up in basis. The transaction is reflected in the financial statements on the date the transaction occurred (April 1, 1997), in accordance with generally accepted accounting principles.

NOTE 12--STOCK OPTIONS

    The Company has issued various stock options to employees of the Company which are considered compensatory. Vesting varies by employee agreement ranging from 2 to 5 years. The contractual life of outstanding stock options at December 31, 1997 is the term of employment of the holder.

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 12--STOCK OPTIONS (CONTINUED)
    A summary of the status of employee stock options is set forth below:

                                                                  YEAR ENDED               YEAR ENDED
                                                               DECEMBER 31, 1996        DECEMBER 31, 1997
                                                            -----------------------  -----------------------
                                                                         WEIGHTED                 WEIGHTED
                                                                          AVERAGE                  AVERAGE
                                                                         EXERCISE                 EXERCISE
STOCK OPTIONS                                                 SHARES       PRICE       SHARES       PRICE
----------------------------------------------------------  ----------  -----------  ----------  -----------
Outstanding, beginning of period..........................     675,000   $   0.001      691,667   $   0.001
Granted...................................................     260,000   $   0.001    1,400,000   $   0.990
Exercised.................................................    (118,333)  $   0.001     (234,999)  $   0.040
Forfeited/expired.........................................    (125,000)  $   0.001     (865,000)  $   0.780
                                                            ----------               ----------
Outstanding, end of period................................     691,667   $   0.001      991,668   $   0.740
                                                            ----------               ----------
                                                            ----------               ----------
Options exercisable, end of period........................      18,333   $   0.001      741,668
                                                            ----------               ----------
                                                            ----------               ----------
Weighted average fair value of options granted during the
  year....................................................  $     1.12               $     0.85
                                                            ----------               ----------
                                                            ----------               ----------

    The following table summarizes information about fixed stock options outstanding at December 31, 1997:

Range of exercise prices                   $0.001 to $1.50 per common share
Weighted average exercise price            $0.74 per common share

    Compensation costs will be recognized as an expense over the periods of employment attributable to the options at an amount equal to the excess of the fair market value of the stock at the date of measurement over the amount the employee must pay. The measurement date is generally the grant date. Future compensation expense to be recorded in subsequent periods as of December 31, 1996 and 1997, was $555,897 and $0, respectively. During 1997, the Company elected to rescind specific compensatory stock options of an officer of the Company. Accordingly, compensation costs associated with these options were not expensed due to the officer retroactively forfeiting any rights under the original option agreement. Effective June 30, 1997, the Company elected to vest all employee stock options and recognize compensation expense for all outstanding options. Compensation cost totaling $322,067 and $321,220 was recognized as expense during the years ended December 31, 1996 and 1997, respectively. Had compensation cost for the Company's stock-based compensation been determined on the fair value at the grant dates for awards with the method of FASB Statement 123, the Company's net loss and loss per share would not have been significantly changed.

    As discussed in Note 8, the Company issued 113,333 options to purchase common stock at $1.50 per share to a corporation as collateral to secure a note payable. The options expire on May 19, 1998.

    Under an agreement with a leasing company discussed in Note 9, the leasing company has 210,608 options to purchase common stock at $0.50 per share. These options have no fixed maturity.

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 13--STOCK WARRANTS

    Effective June 1, 1996, the Company issued 220,000 stock warrants which expired on June 15, 1997, and allowed the holder of each warrant to purchase one share of common stock at a price of $1.50 per share. As of December 31, 1996, no warrants had been exercised. This agreement was superceded by the following agreement dated February 28, 1997.

    Effective February 28, 1997, the Company issued 520,000 stock warrants which expire on February 28, 2004, and allow the holder of each warrant to purchase one share of common stock at a price of $1.25 per share. As of December 31, 1997, no warrants have been exercised.

    Effective June 1, 1997, the Company issued 23,000 stock warrants which expire on June 1, 1998, and allow the holder of each warrant to purchase one share of common stock at a price of $1.50 per share. As of December 31, 1997, no warrants have been exercised.

NOTE 14--CUSTOMER CONCENTRATION

    For the year ended December 31, 1996, revenues from one customer amounted to approximately 64% of total revenues. For the year ended December 31, 1997, revenues from two customers amounted to approximately 56% and 13% of total revenues, respectively.

    Trade accounts receivable included $76,395 and $86,717 relating to these customers at December 31, 1996 and 1997, respectively.

NOTE 15--RELATED PARTY TRANSACTIONS

    In December 1995, the Company entered into an agreement with a marketing firm to assist in obtaining and servicing customers. A member of the marketing firm is a former member of the Board of Directors. Compensation for services rendered to the Company will be paid through November 1997. At December 31, 1997, the Company was indebted to the former director in the amount of $32,857.

    On May 15, 1996, the Company executed a note payable of $779,575 with ETC Transaction Corporation of which the proceeds were used as working capital to fund its post-merger business plan. The note payable to ETC Transaction Corporation and related accrued interest of $27,800 eliminated upon completion of the merger.

    As of December 31, 1996 and 1997, the Company had a payable of $339,207 and $0, respectively, to Sterling National Corporation ("SNC") for working capital loans. SNC is wholly-owned and operated by the former Chairman of the Board, Chief Executive Officer and shareholder of ETC.

    At December 31, 1996, the Company has a trade receivable due from Electra-Net, L.C., a company wholly-owned and operated by the former Chairman of the Board, C.E.O. and majority shareholder of ETC. The receivable of $103,026 relates to administrative fees for providing computer processing for medical claims.

    The Company had an agreement to purchase equipment from SNC. The relationship exists through SNC's purchase contract with an equipment wholesaler which allowed SNC to purchase equipment at a significant discount. The Company recorded the equipment purchases at SNC's cost. As of December 31, 1997, the agreement had been canceled. During the years ended December 31, 1996 and 1997, the Company purchased equipment totaling $127,709 and $20,291, respectively.

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 16--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    During the years ended December 31, 1996 and 1997, the Company paid $9,021 and $79,202 for interest, respectively. During the years ended December 31, 1996 and 1997, the Company made no payments for income taxes.

    Non-cash investing and financing activities include the following:

    The Company acquired assets valued at $246,513 and $16,747 through capital lease obligations during the year ended December 31, 1996 and 1997, respectively. The Company disposed of assets with a carrying value of $64,460 through a capital lease receivable during the year ended December 31, 1996.

    During the years ended December 31, 1996 and 1997, the Company issued 262,625 common stock shares for services rendered at $1 per share in the total amount of $262,625. During the year ended December 31, 1997, the Company issued 320,000 common stock shares for services rendered at $1.25 per share in the total amount of $400,000.

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 17--EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1996
                                                               -----------------------------------------
                                                                   LOSS          SHARES       PER SHARE
                                                                (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                               -------------  -------------  -----------
Loss before extraordinary item...............................  $  (2,470,684)
BASIC EARNINGS PER SHARE
Loss available to common stockholders........................  $  (2,470,684)    6,906,593    $   (0.36)
                                                                                             -----------
                                                                                             -----------
EFFECT OF DILUTIVE SECURITIES
Employee stock options.......................................       --             --
                                                               -------------  -------------
DILUTED EARNINGS PER SHARE
Loss available to common stockholders plus assumed
 conversions.................................................     (2,470,684)    6,906,593    $   (0.36)
                                                               -------------  -------------  -----------
                                                               -------------  -------------  -----------

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1997
                                                               -----------------------------------------
                                                                   LOSS          SHARES       PER SHARE
                                                                (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                               -------------  -------------  -----------
Loss before extraordinary item...............................  $  (2,072,666)
BASIC EARNINGS PER SHARE
Loss available to common stockholders........................  $  (2,072,666)    8,960,723    $   (0.23)
                                                                                             -----------
                                                                                             -----------
EFFECT OF DILUTIVE SECURITIES
12% convertible debentures...................................          5,077       (20,517)
Warrants.....................................................       --            (111,406)
Employee stock options.......................................       --             (26,707)
Non-employee options.........................................       --             (50,569)
                                                               -------------  -------------
DILUTED EARNINGS PER SHARE
Loss available to common stockholders plus assumed
 conversions.................................................     (2,067,589)    8,751,524    $   (0.24)
                                                               -------------  -------------  -----------
                                                               -------------  -------------  -----------

    Options to purchase 691,667 shares of common stock at $0.001 per share were outstanding at December 31, 1996, but were not included in the computation of diluted earnings per share because the options had an antidilutive effect on earnings per share. As of December 31, 1997, options to purchase 741,668 shares of common stock at $0.001 per share were outstanding but were not included in the computation of diluted earnings per share because the options had an antidilutive effect on earnings per share.

NOTE 18--SUBSEQUENT EVENTS

    The Company is in the process of amending its June 30, 1997, and September 30, 1997, quarterly financial statement filings with the Securities and Exchange Commission to reflect the rescission of certain

                      ELECTRONIC TRANSMISSION CORPORATION

                           DECEMBER 31, 1996 AND 1997

NOTE 18--SUBSEQUENT EVENTS (CONTINUED)
common stock and stock option agreements in the fourth quarter of 1997. The financial statements reflect the rescission of these agreements at December 31, 1997.

    On February 16, 1998, L. Cade Havard, the Company's Chairman of the Board, Chief Executive Officer and President, was terminated by the Company's Board of Directors. The Board of Directors appointed W. Mack Goforth, the Company's Chief Financial Officer, as its Chief Executive Officer and Chairman of the Board.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO WHICH IT RELATES IN ANY STATE TO ANY PERSON WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Common Stock Price Ranges and Dividends...................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Selected Historical Financial Information.................................   14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   15
Business..................................................................   20
Management................................................................   25
Certain Relationships and Related Transactions............................   30
Principal Stockholders....................................................   32
Description of Securities.................................................   33
Limitation of Liability of Directors......................................   34
Shares Eligible for Future Sale...........................................   34
Selling Stockholders......................................................   35
Plan of Distribution......................................................   35
Agreements with Selling Stockholders......................................   35
Legal Matters.............................................................   37
Experts...................................................................   37
Financial Statements......................................................  F-1

                            ELECTRONIC TRANSMISSION
                                  CORPORATION

                                2,571,872 SHARES
                                OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 March   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company has no contract or arrangement that insures or indemnifies a controlling person, director or officer of the Company which affects his or her liability in that capacity. The Company's bylaws provide for such indemnification, subject to applicable law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Expenses in connection with the registration of the Shares pursuant to this registration statement are as follows:

Securities and Exchange Commission Filing Fee..............................  $     471
Accounting Fees and Expenses...............................................      5,000
Legal Fees and Expenses....................................................     30,000
Printing and Engraving.....................................................     10,000
Fees of Transfer Agent and Registrar.......................................          0
Blue Sky Fees and Expenses.................................................          0
Miscellaneous..............................................................      2,000
                                                                             ---------
Total......................................................................  $  47,471*
                                                                             ---------
                                                                             ---------

------------------------

* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

  A.  PRIVATE OFFERINGS

    1.  PRIVATE OFFERING COMPLETED JUNE 1997.

    Effective June 1997, the Company closed the private placement of its 12% Subordinated Convertible Debentures (the "Convertible Debentures") for total proceeds of $150,000. Information concerning the sale of such debentures is as follows:

PURCHASER                                                                     PRINCIPAL AMOUNT PURCHASED
----------------------------------------------------------------------------  --------------------------
Mission Society International...............................................          $  100,000
Mary Margaret Cook..........................................................          $   50,000

    The principal balance of the Convertible Debentures is due upon maturity at May 12, 1998, with accrued interest being payable semi-annually. All principal plus accrued and unpaid interest due and owing under the Convertible Debentures may be converted at the option of the holder into shares of Common Stock at the rate of one share of Common Stock for each $1.25 of principal and interest converted. In September 1997, Mary Margaret Cook converted the $50,000 principal amount of her Convertible Debenture plus all accrued and unpaid interest thereon into 41,653 shares of Common Stock.

    The sale of the above securities was made in reliance upon Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The Convertible Debentures bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

    2.  PRIVATE OFFERING COMPLETED DECEMBER 17, 1997

    On December 17, 1997, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P. (collectively, the "Investors") obtained the right to purchase up to an aggregate of 3,000,000 shares of Common Stock for total consideration of $1,500,000 or $0.50 per share. The Purchase Agreement calls for the sale and purchase of the available shares to occur in two tranches. On December 17, 1997, the Investors purchased an aggregate of 2,447,719 shares of Common Stock, which represent certain of the Shares being registered in this Prospectus, for total cash consideration of $1,223,859.50 (the "First Closing"). The Investors may purchase the remaining 552,281 shares of Common Stock (the "Second Closing") upon the satisfaction by the Company of the conditions identified below as well as certain other conditions which may be required by the Investors.

    The Second Closing is contingent in part upon the Company's ability to effect amendments to its Certificate of Incorporation for the purpose of (i) increasing its authorized Common Stock from 15,000,000 to 20,000,000 shares and
(ii) undertaking a reverse stock split (the "Reverse Stock Split") whereby every four (4) shares of outstanding Common Stock will be exchanged for one (1) share of Common Stock (the foregoing amendments to the Certificate of Incorporation being collectively referred to herein as the "Amendments"). The Company must effect the Reverse Stock Split by August 15, 1998 unless the last reported bid price on The OTC Bulletin Board of a share of Common Stock has exceeded $5.00 on each of the ten trading days immediately preceding August 1, 1998. A special meeting of stockholders was held on February 25, 1998 at which time the Amendments were approved by the requisite vote of the Company's stockholders. The Certificate of Amendment increasing the authorized Common Stock to 20,000,000 shares was filed with the State of Delaware on February 27, 1998.

    The sale of the above securities was made in reliance upon Rule 506 promulgated under Regulation D of the Securities Act, which provides an exemption for transactions not involving a public offering. The Investors acquired the referenced securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

  B.  WARRANTS

    ANDREW WARRANTS. On June 10, 1995, the Company entered into a consulting agreement with Ken Andrew. In connection with the consulting agreement, the Company issued to Mr. Andrew 420,000 Common Stock Purchase Warrants to purchase 420,000 shares of Common Stock at $1.25 per share until February 28, 2004. At March 9, 1998, none of the warrants had been exercised.

    TYLER WARRANTS. In February 1997, the Company issued to each of Craig Tyler and Mark Tyler 50,000 Common Stock Purchase Warrants to purchase 50,000 shares of the Company's Common Stock at $1.25 per share until February 28, 2004. At March 9, 1998, none of the warrants had been exercised.

    The issuance of the above securities was made in reliance upon Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. The holders of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The warrants bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

  C.  OPTIONS

    Prior to January 1997, the Company issued options to purchase a total of 908,000 shares of Common Stock to certain employees and affiliates. Information concerning such options is as follows:

                                                EXERCISE
 DATE OF    NO. OF                              PRICE PER
  GRANT     OPTIONS   ISSUED TO                   SHARE
---------  ---------  ----------------------  -------------
01/02/95     400,000  L. Cade Havard            $   0.001
09/22/95      50,000  Scott Vu                      0.001
12/07/95      10,000  Derek Dzung Pham              0.001
02/15/96      60,000  Kip Altman                    0.001
02/20/96      30,000  Marsha Wilcox                 0.001
04/04/96       8,000  Dennis Bissonnette            0.001
05/28/96      10,000  Lyndel McGee                  0.001
06/96        100,000  Michael Eckstein              0.100
06/12/96      25,000  Marsha Wilcox                 1.250
06/15/96      45,000  Dan Doughty                   0.001
06/17/96      45,000  Mark Roden                    0.001
07/01/96      45,000  Robert Bonomi                 0.001
07/01/96      30,000  Tammy Newman                  0.001
08/01/96      50,000  Julie Krueger                 0.001

    Each of the foregoing options was granted pursuant to the authority of the Board of Directors of the Company, or its predecessors, and are or were subject to a written option agreement between the Company, or its predecessors, and the respective option holder. With regard to the issuances of the options discussed above, the Company, or its predecessor, relied upon Rule 701 under the Securities Act for an exemption from applicable registrant requirements, as at the time the options were granted neither the Company nor its predecessors were subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

    Since January 1997, the Company has issued options to purchase a total of 1,323,000 shares of Common stock to certain employees and affiliates. Information concerning such options is as follows:

                                                EXERCISE
 DATE OF    NO. OF                              PRICE PER
  GRANT     OPTIONS   ISSUED TO                   SHARE
---------  ---------  ----------------------  -------------
02/24/97     800,000  L. Cade Havard                1.250
03/01/97     250,000  Ann McDearmon                 1.250
06/01/97      10,000  Kelly McDonald                1.500
06/01/97      13,000  Edward Bollinger              1.500
06/02/97      50,000  Lloyd Roberts                 1.500
10/14/97     200,000  W. Mack Goforth               1.063

    The issuance of the above securities was made in reliance upon Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. The holders of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

  D.  EXERCISE OF OPTIONS

    Since June 14, 1996, option holders have exercised their right to purchase a total of 434,666 shares of Common Stock. Information concerning the exercise of such options and the issuance of shares thereunder is as follows:

 DATE OF    NO. OF
  GRANT     OPTIONS   ISSUED TO
---------  ---------  ----------------------
01/02/96     100,000  L. Cade Havard
04/30/96       8,333  Scott Vu
04/30/96       8,000  Dennis Bissonnette
01/31/97       5,000  Lyndel McGee
02/20/97      10,000  Marsha Wilcox
02/20/97       5,000  Derek Dzung Pham
02/20/97       8,333  Scott Vu
06/30/97      15,000  Mark Roden
06/30/97      15,000  Don Doughty
07/15/97      10,000  Tammy Newman
07/15/97      15,000  Robert Bonomi
08/15/97       5,000  Lyndel McGee
08/18/97      16,666  Julie Krueger
10/01/97     100,000  Michael Eckstein
10/01/97      30,000  Mark Roden
01/05/98      20,000  Tammy Newman
01/09/98      33,334  Julie Krueger
02/23/98      30,000  Robert Bonomi

    The issuance of the above securities was made in reliance upon Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. The holders of the securities described above were acquired by them for their own account and not with a view to any distribution thereof to the public. The securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

  E.  OTHER ISSUANCES

    To securitize an indebtedness, the Company issued to TDC Partners, Inc. options to acquire 113,333 shares of Common Stock at an exercise price of $1.50 per share. The options expire on May 19, 1998. As of March 9, 1998, none of the options has been exercised.

    The issuance of the above securities was made in reliance upon Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. The holders of the securities described above, if acquired, shall have acquired same for their own account and not with a view to any distribution thereof to the public.

ITEM 27.  EXHIBITS

    The following documents are filed as exhibits to this registration statement:

EXHIBIT NUMBER                                         DESCRIPTION OF EXHIBITS
--------------  -----------------------------------------------------------------------------------------------------
     2.1 **     Agreement and Plan of Merger dated as of May 1, 1996, by and among the Company and Electronic
                  Transmission Corporation.

     3.1 **     Articles of Incorporation of the Company, dated September 5, 1986.

     3.2 **     Articles of Amendment to the Articles of Incorporation of the Company, dated March 26, 1996.

     3.3 **     Bylaws of the Company, dated September 5, 1986.

     3.4 **     Form of Certificate of Incorporation of the Company, as continued and domesticated into the State of
                  Delaware.

     3.5 **     Form of Bylaws of the Company, as continued and domesticated into the State of Delaware.

     3.6 *      Certificate of Amendment of Certificate of Incorporation of the Company, dated February 25, 1998.

     4.1 **     Specimen of Common Stock Certificate.

     5.1 +      Opinion of Jackson Walker L.L.P. regarding the legality of the securities being registered.

     9.1 **     Voting Trust Agreement, dated January 26, 1995, between Sterling National Corporation and holders of
                  Sterling Options.

     9.2 ***    Voting Agreement, dated December 17, 1997, between L. Cade Havard, Anneal O. Havard, Doug Havard,
                  Amanda Havard, Sterling National Corporation, Sterling National Trust, Hannah Family Trust, Michael
                  Eckstein, Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P.

    10.1 **     Bill of Sale, dated effective January 1, 1995, by and between Electronic Transmission Corporation, a
                  Texas corporation, and Sterling National Corporation.

    10.2 **     Agreement for Processing Medical Claims on a Temporary Basis, dated effective March 5, 1996, by and between Electronic Transmission Corporation, a Texas corporation, and Wal-Mart Stores, Inc.

    10.3 **     Equipment Lease and Stock Option Agreement, effective April 23, 1996, by and between Electronic
                  Transmission Corporation, a Texas corporation, and Ironwood Leasing Limited.

    10.4 **     Letter Agreement, dated June 20, 1996, between Electronic Transmission Corporation, a Texas corporation, and Ironwood Leasing Limited.

    10.5 **     Promissory Note, dated June 1, 1996, in the principal amount of $779,574.50, executed in favor of the
                  Company by Electronic Transmission Corporation, a Texas corporation.

    10.6 **     Staff Leasing Services Agreement, dated effective December 15, 1995, by and between Network Employers
                  Group, Inc. and Electronic Transmission Corporation, a Texas corporation.

    10.7 **     Employment and Settlement Agreement, dated January 2, 1995, between Electronic Transmission
                  Corporation, a Texas corporation, and L. Cade Havard.

    10.8 **     Employment and Settlement Agreement, dated December 4, 1995, between Electronic Transmission
                  Corporation, a Texas corporation, and Elaine Boze.

    10.9 **     Employment and Settlement Agreement, dated March 1, 1995, between Electronic Transmission
                  Corporation, a Texas corporation, and Timothy P. Powell.

EXHIBIT NUMBER                                         DESCRIPTION OF EXHIBITS
--------------  -----------------------------------------------------------------------------------------------------
    10.10**     Employment Agreement, dated May 1, 1996, between Electronic Transmission Corporation, a Texas corporation, and Ann C. McDearmon.

    10.11**     Employment Agreement, dated April 1, 1996, between Electronic Transmission Corporation, a Texas corporation, and Louann Smith.

    10.12**     Settlement and Employment Agreement, dated May 1, 1996, between Electronic Transmission Corporation, a Texas corporation, and Roy W. Mers.

    10.13**     Office Lease, dated January 5, 1995, by and between Natron Limited Partnership and Electronic
                  Transmission Corporation, a Texas corporation,, including amendments thereto.

    10.14**     Agreement for Processing and Repricing Medical Claims, effective September 1, 1996, by and between
                  Electronic Transmission Corporation, a Texas corporation, and Wal-Mart Stores, Inc.

    10.15****   Contract of Sale, dated April 1, 1997, between L. Cade Havard and the Company as to the sale of the business of Electra-Net, L.C. to the Company.

    10.16***    Securities Purchase Agreement, dated December 17, 1997, by and among Special Situations Private
                  Equity Fund, L.P., Special Situations Cayman Fund, L.P. and the Company (schedules and exhibits have been omitted).

    10.17***    Amended and Restated Employment and Settlement Agreement, dated December 17, 1997, by and between L.
                  Cade Havard and the Company.

    10.18*      Employment and Settlement Agreement, dated October 14, 1997, by and between W. Mack Goforth and the
                  Company.

    10.19*      Amended and Restated Employment and Settlement Agreement, dated March 1, 1997, by and between Ann C.
                  McDearmon and the Company.

    10.20*      Severance Agreement and General Release, dated May 2, 1997, by and between Elaine Boze and the
                  Company.

    10.21*      Processing Agreement, dated November 15, 1995, between Imaged Data, Inc. and the Company.

    10.22*      License and Maintenance Agreement, dated July 7, 1997, by and between FACTS Services, Inc. and the
                  Company.

    21.1 *      List of Subsidiaries.

    23.1 +      Consent of Jackson Walker L.L.P. (set forth in Exhibit 5.1)

    23.2 *      Consent of Simonton, Kutac & Barnidge, L.L.P. as to the financial statements of the Company.

    24.1 *      Power of Attorney. (See page II-8 of the Registration Statement).

    27.1 *      Financial Data Schedule

------------------------

+   To be filed by amendment.

*   Filed herewith.

** Previously filed as an Exhibit to the Company's Registration Statement on Form S-4, as declared effective on January 7, 1997 (SEC File Number 333-07069), and incorporated herein by this reference.

*** Previously filed as an Exhibit to the Company's Current Report on Form
    8-KSB, dated December 29, 1997, and incorporated herein by this reference.

****Previously filed as an Exhibit to the Company's Quarterly Report on Form
    10-QSB for the period ended June 30, 1997, and incorporated herein by this reference.

ITEM 28.  UNDERTAKINGS.

    The undersigned hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company under the Securities Exchange Act of 1934.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under
Item 17 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the Prospectus filed as part of this Registration Statement, as permitted by Rule 430A of the Securities Act and to be contained in the form of prospectus to be filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be incorporated by reference into this Registration Statement at the time it is declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 16, 1998.

                                ELECTRONIC TRANSMISSION CORPORATION

                                By:             /s/ W. MACK GOFORTH
                                     -----------------------------------------
                                                  W. Mack Goforth
                                       CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                        OFFICER AND CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    We, the below signed directors and officers of Electronic Transmission Corporation, do hereby constitute and appoint W. Mack Goforth, with full power of substitution our true and lawful attorney and agent, to do any and all acts and things in our names in the capacities indicated which W. Mack Goforth may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, the power and authority to sign for us, or any of us in our names in the capacities indicated and any and all amendments (including post-effective amendments) to this Registration Statement; and we do hereby ratify and confirm all that W. Mack Goforth shall do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
     /s/ W. MACK GOFORTH          Chief Executive Officer
------------------------------    and Chief Financial         March 16, 1998
       W. Mack Goforth            Officer

    /s/ TIMOTHY P. POWELL       Executive Vice
------------------------------    President--Data Services    March 16, 1998
      Timothy P. Powell           and Director

      /s/ DENNIS BARNES
------------------------------  Director                      March 16, 1998
        Dennis Barnes

     /s/ MICHAEL ECKSTEIN
------------------------------  Director                      March 16, 1998
       Michael Eckstein

     /s/ DAVID O. HANNAH
------------------------------  Director                      March 16, 1998
       David O. Hannah

      /s/ SCOTT STEWART
------------------------------  Director                      March 16, 1998
        Scott Stewart

*By:     /s/ W. MACK GOFORTH
      -------------------------
          W. Mack Goforth,
          ATTORNEY-IN-FACT